As filed with the Securities and Exchange Commission on November 18, 2003
                                                      Registration No. ________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -----------------------------

                             SYNOVUS FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

                        -------------------------------

           GEORGIA                          6022                                58-1134883
(State or other jurisdiction of    (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)     Classification Code Number)             Identification Number)

                          SUITE 301, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-4751

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -------------------------

                     KATHLEEN MOATES, SENIOR VICE PRESIDENT
                        AND SENIOR DEPUTY GENERAL COUNSEL
                             SYNOVUS FINANCIAL CORP.
                          SUITE 202, ONE ARSENAL PLACE
                                901 FRONT AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-4818

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
                                                               Proposed
           Title Of Each Class                                 Maximum          Proposed Maximum       Amount Of
           Of Securities To                 Amount To Be     Offering Price        Aggregate          Registration
             Be Registered                   Registered         Per Share       Offering Price            Fee
--------------------------------------------------------------------------------------------------------------------

Common Stock, $1.00 par value per share    1,785,000<f1>         <f2>                <f2>             $1,458<f3>
Common Stock Rights<f4>                    1,785,000<f4>         <f4>                <f4>               <f4>


<f1> This amount is based upon the maximum number of shares of Synovus common stock anticipated to be issued upon the merger of Peoples Florida Banking
     Corporation with and into Synovus Financial Corp.

<f2>Not applicable.

<f3> Determined pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based upon the book value of common stock of Peoples Florida Banking Corporation at September 30, 2003, there being 2,047,184 shares of such stock issued and outstanding on that date, having an aggregate book value on that date of $18,016,136.

<f4> The Common Stock Rights are attached to and trade with the common stock of
     Synovus Financial Corp. The value, if any, attributable to the Common Stock
     Rights is reflected in the market price of the common stock of Synovus
     Financial Corp.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       PEOPLES FLORIDA BANKING CORPORATION
                              32845 U.S. Highway 19
                           Palm Harbor, Florida 34682

                         SPECIAL MEETING OF SHAREHOLDERS

         You are cordially invited to attend a special meeting of shareholders of Peoples Florida Banking Corporation to be held at the main office of Peoples Bank, 32845 U.S. Highway 19, Palm Harbor, Florida 34682, on _________, _________, 2003, at _______ a.m. local time.

         At the special meeting you will be asked to vote upon a proposal to approve the acquisition of Peoples by Synovus Financial Corp. by means of the merger of Peoples with and into Synovus.

         In the merger, each share of Peoples common stock, excluding those shares of Peoples common stock as to which dissenters' rights have been duly and validly exercised in accordance with Florida law, will be converted into $14.65 in cash and .7478 shares of Synovus common stock. Because the price of Synovus common stock fluctuates, the value of the securities you will receive will fluctuate on a day-to-day basis. Assuming the merger had been completed on ___________, you would be entitled to receive $14.65 in cash and Synovus shares with a market value of approximately $_____ for each share of Peoples common stock that you own.

         Synovus common stock is traded on the New York Stock Exchange and Synovus has registered 1,785,000 shares of its common stock for issuance in connection with the merger.

         Peoples has received from its financial advisor, Hovde Financial LLC, an opinion that the terms of the transaction are fair from a financial point of view to the shareholders of Peoples.

         The merger cannot be completed unless holders of a majority of the outstanding shares of Peoples common stock approve it. The board of directors urges you to consider the enclosed material carefully and recommends that you vote "FOR" approval of the merger.

         Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the merger.

         On behalf of the Board of Directors of Peoples, we urge you to vote "FOR" the merger.


                                         David W. Dunbar
                                         President and Chief Executive Officer
                                         Peoples Florida Banking Corporation

         Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         Please see "Risk Factors" beginning on page 10 for a description of the factors that may affect the value of Synovus common stock to be issued in the merger and that should be considered by Peoples shareholders with respect to the merger of Peoples with and into Synovus.

         The date of this document is __________, 2003, and it is first being mailed to the shareholders of Peoples on or about __________, 2003.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about Synovus from documents that are not included in or delivered with this document. The information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Synovus at the following address:

                             Synovus Financial Corp.
                           901 Front Avenue, Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706) 649-2267

         If you would like to request documents, please do so by ___________, 2003 in order to receive them before the special meeting.

         Please see "Where You Can Find More Information" on page 43 for further information.

                       PEOPLES FLORIDA BANKING CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         To be held on ___________, 2003

To Our Shareholders:

         Notice is hereby given that a special meeting of the shareholders of Peoples Florida Banking Corporation will be held at the main office of Peoples Bank, 32845 U.S. Highway 19, Palm Harbor, Florida 34682, on ______, ___________,
2003, at _____ a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of October 7, 2003, between Synovus Financial Corp. and Peoples Florida Banking Corporation. Under the terms of the merger agreement, Peoples Florida Banking Corporation will be merged into Synovus, and Peoples Florida Banking Corporation shareholders will receive shares of Synovus common stock and cash, as more fully described in the accompanying document dated _______, 2003.

2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

         Only shareholders of record on __________, 2003 are entitled to receive notice of the special meeting and to vote at the special meeting.

         The merger is described in the accompanying document, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix "A" to the accompanying document.

         EACH SHAREHOLDER OF PEOPLES HAS THE RIGHT TO DISSENT FROM THE MERGER AND TO OBTAIN THE "FAIR VALUE" OF SUCH SHAREHOLDER'S SHARES, PROVIDED THAT SUCH SHAREHOLDER PERFECTS HIS, HER OR ITS DISSENTERS' RIGHTS IN ACCORDANCE WITH
SECTION 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT. PLEASE SEE THE DISCUSSION OF DISSENTERS' RIGHTS IN THE ACCOMPANYING DOCUMENT AND SECTIONS 607.1301, 607.1302 AND 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT, COPIES OF WHICH ARE ATTACHED AS APPENDIX "B" TO THE ACCOMPANYING DOCUMENT.


                                           By Order of the Board of Directors

                                           David W. Dunbar
                                           President and Chief Executive Officer

Palm Harbor, Florida
__________, 2003

         Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.

         The Board of Directors of Peoples Florida Banking Corporation Unanimously Recommends that You Vote in Favor of the Merger.


              Do Not Send Stock Certificates With Your Proxy Card.


                                TABLE OF CONTENTS

Caption                                                                                                      Page
--------                                                                                                     -----
QUESTIONS AND ANSWERS ABOUT THE MERGER............................................................................1
WHO CAN HELP ANSWER YOUR QUESTIONS................................................................................2
SUMMARY...........................................................................................................3
   The Companies..................................................................................................3
   The Merger.....................................................................................................3
   Peoples' Reasons for the Merger................................................................................3
   Opinion of Financial Advisor...................................................................................4
   Peoples Special Shareholders' Meeting..........................................................................4
   Conditions to the Merger.......................................................................................4
   Accounting Treatment ..........................................................................................5
   Material United States Federal Income Tax Consequences of the Merger...........................................5
   Effective Date of Merger.......................................................................................5
   Dissenters' Rights.............................................................................................5
   Risk Factors...................................................................................................5
   Interests of Peoples' Directors and Executive Officers in the Merger...........................................5
   Termination of the Merger Agreement............................................................................6
   No Solicitation................................................................................................6
   Effect of Merger on Rights of Peoples Shareholders.............................................................6
   Comparative Market Price Information and Dividends.............................................................6
SELECTED FINANCIAL DATA...........................................................................................8
RISK FACTORS.....................................................................................................10
THE SPECIAL MEETING..............................................................................................10
   Date, Time and Place..........................................................................................10
   Matters to Be Considered at the Special Meeting...............................................................10
   Record Date; Stock Entitled to Vote; Quorum...................................................................10
   Vote Required.................................................................................................11
   Stock Ownership of Peoples Directors and Executive Officers...................................................11
   Voting of Proxies.............................................................................................11
   Revoking Proxies..............................................................................................11
   Proxy Solicitation............................................................................................12
   Recommendation of the Peoples Board...........................................................................12
THE MERGER.......................................................................................................12
   Structure of the Merger.......................................................................................12
   Terms of the Merger and Effective Date........................................................................12
   Background of the Merger......................................................................................13
   Recommendation of the Peoples Board and Reasons for the Merger................................................14
   Opinion of Peoples' Financial Advisor.........................................................................15
   Conditions to the Merger......................................................................................19
   No Solicitation...............................................................................................21
   Conduct of Business of Peoples Pending the Merger.............................................................21
   Regulatory Approvals..........................................................................................21
   Waiver and Amendment..........................................................................................22
   Termination and Termination Fee...............................................................................22
   Interests of Peoples' Directors and Executive Officers in the Merger..........................................23
   Employee Benefits.............................................................................................24
   Material United States Federal Income Tax Consequences of the Merger..........................................24
   Backup Witholding and Information Reporting...................................................................25
   Accounting Treatment..........................................................................................25

                                       i

   Expenses......................................................................................................25
   New York Stock Exchange Listing...............................................................................25
   Resales of Synovus Common Stock...............................................................................26
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
PEOPLES SHAREHOLDERS.............................................................................................26
   Synovus Common Stock..........................................................................................27
   Peoples Common Stock..........................................................................................32
DISSENTERS' RIGHTS...............................................................................................32
DESCRIPTION OF SYNOVUS...........................................................................................33
   Business......................................................................................................33
   Management and Additional Information.........................................................................34
DESCRIPTION OF PEOPLES...........................................................................................34
   Business......................................................................................................34
   Market Area...................................................................................................35
   Lending Activities............................................................................................35
   Competition...................................................................................................35
   Employees.....................................................................................................35
   Description of Property.......................................................................................36
   Legal Proceedings.............................................................................................36
   Related Party Transactions....................................................................................36
   Principal Shareholders........................................................................................36
REGULATORY MATTERS...............................................................................................38
   General.......................................................................................................38
   Dividends.....................................................................................................38
   Capital Requirements..........................................................................................39
   Commitments to Subsidiary Banks...............................................................................40
   Prompt Corrective Action......................................................................................40
   Safety and Soundness Standards................................................................................41
   Depositor Preference Statute..................................................................................41
   Gramm-Leach-Bliley Act........................................................................................42
LEGAL MATTERS....................................................................................................42
EXPERTS..........................................................................................................42
OTHER MATTERS....................................................................................................42
SHAREHOLDER PROPOSALS............................................................................................42
WHERE YOU CAN FIND MORE INFORMATION..............................................................................43
FORWARD-LOOKING STATEMENTS.......................................................................................44
PRO FORMA FINANCIAL INFORMATION..................................................................................45

APPENDIX A     Agreement and Plan of Merger.....................................................................A-1
APPENDIX B     Florida Dissenters' Rights Statute...............................................................B-1
APPENDIX C     Fairness Opinion of Hovde Financial LLC .........................................................C-1
APPENDIX D     Tax Opinion of KPMG LLP..........................................................................D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       Why is the merger being proposed?

A: Peoples' board of directors believes the merger is in the best interests of Peoples and will provide significant benefits to its shareholders. Synovus' board of directors believes that the acquisition of Peoples will offer Synovus the opportunity to expand its banking operations in an attractive banking market, the central west coast of Florida. To review the background and reasons for the merger in greater detail, see pages 13 through 15.

Q:       What will I receive in the merger?

A: Peoples shareholders will receive $14.65 in cash and .7478 shares of Synovus common stock for each share of Peoples common stock they hold. Because the market price of Synovus common stock fluctuates, the value of securities you will receive will fluctuate on a day-to-day basis.

         Synovus will not issue fractional shares in the merger. Instead, Peoples shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive, based upon the closing price of Synovus common stock on the last business day immediately prior to the effective date of the merger.

Q:       What happens as the market price of Synovus common stock fluctuates?

A: Since the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the merger.

Q:       When is the merger expected to be completed?

A:       We expect to complete the merger in the first quarter of 2004.

Q:       What are the income tax consequences of the merger to me?

A: KPMG LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code. Peoples shareholders will recognize gain as a result of the surrender of Peoples common stock in exchange for the receipt of a combination of shares of Synovus stock and cash but the amount of the gain recognized will not exceed the amount of cash received in the merger. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q: What am I being asked to vote upon and what is the required shareholder vote?

A: You are being asked to approve the merger of Peoples into Synovus. Approval of the proposal requires the affirmative vote of holders of a majority of the shares of outstanding common stock of Peoples. Peoples' board of directors encourages you to vote at the special meeting. The Peoples board of directors has unanimously approved and adopted the merger agreement and recommends that Peoples shareholders vote FOR the approval of the merger.

Q:       What should I do now?

A: You should read this document carefully and determine whether you desire to vote for approval of the merger.

Q:       Should I send in my stock certificates now?

A:       No.  If the merger is completed, we will send you written instructions for exchanging your Peoples common stock certificates for Synovus common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                       Peoples Florida Banking Corporation
                              32845 U.S. Highway 19
                           Palm Harbor, Florida 34682
                               Attn: Wayne B. Bard
                             Chief Financial Officer
                            Telephone: (727) 786-6677

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement.

The Companies (page 33)

Synovus Financial Corp.
Suite 301, One Arsenal Place
901 Front Avenue
Columbus, Georgia 31901
Telephone: (706) 649-4751

         Synovus Financial Corp., a Georgia corporation, is a financial services company whose stock is traded on the New York Stock Exchange under the symbol "SNV." Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956 and became a financial holding company in April 2000. As of September 30, 2003, Synovus had total assets of approximately $21 billion, total deposits of $15.5 billion, shareholders' equity of $2.2 billion and net loans of $15.7 billion. Synovus and its 40 commercial banking affiliates presently provide banking services at approximately 260 offices located in Georgia, Alabama, Florida, South Carolina and Tennessee. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 81% interest in Total System Services, Inc. Total System Services, Inc. is an information technology processor of credit, debit, stored value, commercial and retail cards whose stock is traded on the New York Stock Exchange.

Peoples Florida Banking Corporation
32845 U.S. Highway 19
Palm Harbor, Florida 34682
Telephone: (727) 786-6677

         Peoples Florida Banking Corporation is registered as a bank holding company under the Bank Holding Company Act. As of September 30, 2003, Peoples had total assets of approximately $250 million, total deposits of $196 million, shareholders' equity of $18 million and net loans of $178 million. Peoples has one banking subsidiary, Peoples Bank, Palm Harbor, Florida, which provides services through its four full-service banking offices. All references to Peoples refer to Peoples Florida Banking Corporation and its subsidiary bank, unless the context otherwise requires.

The Merger (page 12)

         If the merger is approved by Peoples' shareholders, Peoples will be merged into Synovus, and Peoples' banking subsidiary, through which it operates, will become a wholly owned subsidiary of Synovus. The merger requires the approval of the holders of a majority of the Peoples common stock outstanding on the record date. The directors and executive officers of Peoples together own approximately 38% of the shares entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger.

         We have attached the merger agreement as Appendix "A" to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Peoples' Reasons for the Merger (page 14)

         In reaching its decision to approve and recommend approval of the merger agreement, the Peoples board of directors considered a number of factors, including the following:

     * the value of the consideration to be received by Peoples shareholders relative to the book value and earnings per share of Peoples common stock;

     * certain information concerning the financial condition, results of operations and business prospects of Synovus;

     * the fact that, immediately following the merger, Peoples Bank would continue to operate under its existing name and management team;

     * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

     *    the average daily trading volumes of shares of Synovus common stock;

     * the alternatives to the merger, including remaining an independent institution;

     * the competitive and regulatory environment for financial institutions generally;

     * the expanded range of banking services that the merger will allow Peoples Bank to provide its customers;

     * the enhanced career opportunities and benefits afforded Peoples Bank employees as a result of the merger;

     * the expected new dividend yield for Peoples shareholders from owning Synovus common stock;

     * the fact that the merger will enable Peoples shareholders to exchange their shares of Peoples common stock for a combination of cash and shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that the stock portion of the consideration will be received tax-free; and

     * the opinion of Hovde Financial LLC, that the consideration to be received by Peoples shareholders as a result of the merger is fair from a financial point of view.

Opinion of Financial Advisor (page 15)

         Peoples asked its financial advisor, Hovde Financial LLC, for advice on the fairness, from a financial point of view, of the merger consideration to Peoples' shareholders. Hovde Financial has delivered its written opinion to the Peoples board that as of October 7, 2003, the date following the day the Peoples board approved the merger agreement, the merger consideration was fair, from a financial point of view, to the shareholders of Peoples. The opinion is attached as Appendix "C" to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Hovde Financial. Hovde Financial's opinion is addressed to the Peoples board and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger. You should also be aware that the opinion of Hovde Financial does not address the fairness of the merger consideration at the time the merger is completed or at any time other than October 7, 2003.


Peoples Special Shareholders' Meeting (page 10)

         The special meeting will be held at the main office of Peoples Bank, 32845 U.S. Highway 19, Palm Harbor, Florida on ______,___________, 2003, at
_____ a.m. local time.

Conditions to the Merger (page 19)

         Consummation of the merger is subject to various conditions, including:

     *    recipt of Peoples shareholder approval

     *    receipt of the necessary regulatory approvals;

     * receipt of an opinion from KPMG LLP regarding tax aspects of the merger; and

     *    satisfaction of other customary closing conditions.

         The regulatory approvals necessary to consummate the merger and the other transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System, the Georgia

Department of Banking and Finance and the Florida Department of Financial Services. The merger has not yet been approved by the foregoing regulatory agencies.

Accounting Treatment  (page 25)

         The merger will be accounted for as a purchase for financial reporting purposes.

Material United States Federal Income Tax Consequences of the Merger (page 24)

         KPMG LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code. A copy of this opinion is attached to this document as Appendix "D." Peoples shareholders will recognize gain as a result of the surrender of Peoples common stock in exchange for the receipt of a combination of shares of Synovus common stock and cash but the amount of the gain recognized will not exceed the amount of cash received in the merger. This tax treatment will not apply to any Peoples shareholder that exercises dissenters' rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

Effective Date of Merger (page 12)

         The merger will become effective when all of the conditions to the merger have been satisfied and Articles of Merger are filed with the Georgia Secretary of State and the Department of State of Florida. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the first quarter of 2004. There can be no assurances, however, as to whether or when the merger will occur.

Dissenters' Rights (page 32)

         Holders of Peoples common stock are entitled to dissent from the merger under Florida law and, if the merger is consummated, to receive payment in cash for the fair value of their shares, upon compliance with the dissenters' rights provisions of the Florida Business Corporation Act. To preserve these rights, a shareholder must not vote in favor of the merger and must deliver to Peoples a written notice of intent to demand payment for such shareholder's shares before the vote on the merger at the special meeting of Peoples shareholders. The delivery of a proxy or vote against the merger is not considered such a notice. Failure to follow required procedures may result in the loss of statutory dissenters' rights. Dissenters' Rights are addressed in more detail beginning on page 32.

Risk Factors (page 10)

         In addition to the other information included in this document, including the matters addressed in "Forward-Looking Statements" on page 44, you should carefully consider the material risk factors to the merger, beginning on page 10, in determining whether to vote in favor of the merger.

Interests of Peoples' Directors and Executive Officers in the Merger (page 23)

         Certain executive officers of Peoples have interests in the merger that are different from your interests. For example, David W. Dunbar, Chairman, President and Chief Executive Officer of Peoples, has entered into an employment agreement with Synovus, effective on the date the merger is completed, providing for his continued employment as the Chairman, President and Chief Executive Officer of Peoples Bank for a period of five years following the merger. In addition, Mr. Dunbar, James P. Nelson, Executive Vice President of Peoples, and Wayne B. Bard, Senior Vice President and Chief Financial Officer of Peoples, will be entitled to the distribution of certain vested deferred compensation benefits as a result of the "change of control." Also, Mr. Dunbar, Mr. Nelson, Mr. Bard and each of the members of Peoples' board hold options that will become exercisable immediately prior to the merger as a result of the "change of control."

Termination of the Merger Agreement (page 22)

         Either Peoples or Synovus may terminate the merger agreement under the following circumstances, among others:

     *    the mutual consent of Synovus and Peoples;

     * the merger is not completed before March 31, 2004, unless the failure to consummate by this time is due to a breach of the merger agreement by the party seeking to terminate; or

     * failure of any of the conditions set forth in the merger agreement unless the failure is due to a breach of the merger agreement by the party seeking to terminate.

         Also, Peoples may terminate the merger agreement if:

     * during the five (5) business days immediately prior to the effective date of the merger, the total cash consideration paid by Synovus is greater than fifty-five (55%) of the sum of the total cash consideration plus the total stock consideration such that KPMG LLP cannot issue a tax opinion in which it opines that the merger shall qualify for a tax-free exchange pursuant to Section 368(a)(1)(A) of the Internal Revenue Code; or

     * the closing price of Synovus common stock on the NYSE decreases by more than 15% from $24.12 and such decrease as measured from August 19, 2003 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks on any date of determination by more than 15 percentage points.

         Synovus may terminate the merger agreement if the closing price of Synovus common stock on the NYSE exceeds $24.12 by 15% or more and such percentage increase over $24.12, as measured from the first date the closing price of Synovus common stock on the NYSE exceeds $24.12, exceeds the change in the aggregate closing price per share of the above referenced index of Southeastern Bank Holding Company stocks by more than 15 percentage points.

No Solicitation (page 21)

         Peoples has agreed that until the completion of the merger, Peoples will not directly or indirectly take any specified actions with respect to any acquisition proposal. However, notwithstanding these restrictions, Peoples may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals.

Effect of Merger on Rights of Peoples Shareholders (page 26)

         Peoples is a Florida corporation and, therefore, the rights of shareholders of Peoples currently are determined by reference to the Florida Business Corporation Act and Peoples' Articles of Incorporation and bylaws. At the effective time of the merger, shareholders of Peoples will become shareholders of Synovus, which is a Georgia corporation. As a result, your rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus' Articles of Incorporation and bylaws and Peoples' Articles of Incorporation and bylaws.

Comparative Market Price Information and Dividends

         Synovus common stock is listed on the NYSE under the symbol "SNV." On September 30, 2003, there were 234 holders of record of Peoples common stock. No established trading market for Peoples common stock exists. Transactions in Peoples common stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading system. For these reasons, Peoples lacks reliable data regarding recent trading activity in Peoples common stock. To the knowledge of management of Peoples, the last transaction in Peoples common stock occurred on May 1, 2003 when 1,875 shares were sold at a price of $8.50 per share.

The following table presents, for October 6, 2003 and __________, 2003:

     * the last reported sale price of one share of Synovus common stock, as reported on the NYSE Composite Transaction Tape;

     * the most recent sales price of Peoples common stock to the knowledge of management of Peoples; and

     * the equivalent per share price of Peoples common stock, giving effect to the merger.

         October 6, 2003 was the last full trading day before the public announcement of the proposed merger, and __________, 2003, was the last day for which such information could be calculated before the date of this document. The equivalent price per share data for Peoples common stock has been determined by multiplying the last reported sale price of one share of Synovus common stock on each of these dates by the per share exchange ratio and then adding the cash portion of the consideration of $14.65.


                                                                                      Equivalent Price Per Share of
                                Synovus                    Peoples<f1>                        Peoples
Date                        Common Stock                  Common Stock                      Common Stock
----                        ------------                  ------------                      -----------
October 6, 2003                 $26.61                       $8.50                              $34.55
__________, 2003                $_____                       $8.50                              $______


<f1>Represents the most recent transaction in the common stock of Peoples, to the knowledge of Peoples, which occurred on May 1, 2003.


         Synovus common stock is listed on the NYSE under the symbol "SNV." There is no trading market for Peoples common stock. Peoples has never paid a cash dividend. The table below shows the high and low closing prices of Synovus common stock and cash dividends declared per share for Synovus for the last two fiscal years plus the interim period.

                                                 Synovus
                                                 -------
                                                                   Cash
                              High                Low              Dividends
                              ----                ---              ---------
Quarter Ended
   March 31, 2003             $20.88              $17.89              $.1650
   June 30, 2003               23.62               17.31              0.1650
   September 30, 2003          26.69               21.35              0.1650

Quarter Ended
   March 31, 2002             $31.74              $24.75             $0.1475
   June 30, 2002               30.39               24.31              0.1475
   September 30, 2002          27.01               20.17              0.1475
   December 31, 2002           21.90               16.81              0.1475

Quarter Ended
   March 31, 2001             $28.31              $24.04             $0.1275
   June 30, 2001               31.77               26.00              0.1275
   September 30, 2001          34.45               24.63              0.1275
   December 31, 2001           28.00               23.02              0.1275



                             SELECTED FINANCIAL DATA

         The following tables show summary historical financial data for Synovus. The information in the following tables was derived from historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. When you read the summary financial information provided in the following table, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION" on page 43.

                     [Rest of page intentionally left blank]

                             SYNOVUS FINANCIAL CORP.
                             Selected Financial Data
                  (Dollars in thousands, except per share data)



                                         Nine Months Ended
                                           September 30
                                            (Unaudited)                      Years Ended December 31,
                                    ----------------------------  --------------------------------------------------------------
                                       2003            2002          2002            2001        2000       1999        1998
                                    ----------------------------  --------------------------------------------------------------
Income Statement Data:
Net interest income               $     565,633         530,897 $     717,504         629,791    562,332    513,294      455,065
Provision for losses on loans            51,977          49,497        65,327          51,673     44,341     34,007       26,882
Non-interest income                   1,013,739         900,278     1,234,822       1,164,217  1,065,415    944,935      768,385
Non-interest expense                  1,057,353         958,183     1,299,470       1,232,483  1,155,176  1,061,719      881,983
Net income                              286,286         260,919       365,347         311,616    262,557    225,307      196,465

Balance Sheet Data:
Investment securities             $   2,431,950       2,162,135 $   2,237,725       2,088,287  2,077,928  1,993,957    1,877,473
Loans, net of unearned income        15,918,573      14,058,387    14,463,909      12,417,917 10,751,887  9,068,239    7,603,605
Total assets                         21,023,394      18,510,215    19,036,246      16,654,891 14,908,092 12,547,001   10,811,592
Deposits                             15,524,087      13,644,457    13,928,834      12,146,198 11,161,710  9,440,087    8,797,412
Long-term debt                        1,684,798       1,294,091     1,336,200       1,052,943    840,859    318,620      131,802
Average total shareholders'           2,149,914       1,804,206     1,855,492       1,548,030  1,303,634  1,165,426    1,013,334
equity
Average total assets                 20,205,385      17,034,528    17,414,654      15,375,004 13,466,385 11,438,696    9,827,925

Per Share Data:
Net income - basic                $        0.95            0.88 $        1.23            1.07       0.93       0.80         0.72
Net income - diluted                       0.94            0.87          1.21            1.05       0.92       0.80         0.71
Cash dividends declared                    0.50            0.44          0.59            0.51       0.44       0.36         0.29
Book value per share                       7.22            6.54          6.79            5.75       4.98       4.35         3.99

Ratios:
Return on assets <f1>                      1.89 %          2.05          2.10 %          2.03       1.95       1.97         2.00
Return on equity <f1>                     17.80           19.34         19.69           20.13      20.14      19.33        19.39
Dividend payout ratio<f2>                 53.19           50.57         48.76           48.57      47.83      45.00        40.85
Average shareholders'
      equity to average assets            10.64           10.59         10.65           10.07       9.68      10.19        10.31


--------------------------------
<f1> Ratios for the nine month periods have been annualized.
<f2> Determined by dividing dividends declared per share (excluding pooled subsidiaries) by net income per diluted share.


                                  RISK FACTORS

         In addition to the other information included in this document, Peoples shareholders should carefully consider the matter described below in voting on the issuance of shares of Synovus common stock in the merger.

         You may receive shares of Synovus common stock with a market value lower than you expected.

         Synovus is offering to a pay a total net consideration of $14.65 in cash and .7478 shares of Synovus common stock for each share of Peoples common stock. This exchange ratio will not be adjusted for changes in the market price of Synovus common stock. Any change in the price of Synovus common stock prior to the merger will affect the value that Peoples shareholders will receive in the merger. If the market price of Synovus common stock declines, then the value of the total net consideration you will receive will decline as well. Stock price variations may result from a variety of factors that are beyond our control, including changes in, or market perceptions of changes in, the business, operations or prospects of Synovus, market assessments of the likelihood the merger will be consummated, regulatory considerations, general market and economic conditions and other factors.

         The price of Synovus common stock at the effective date of the merger may vary from its prices on (a) October 7, 2003, the date the merger agreement was executed and the fairness opinion was rendered, (b) the date of this document and (c) the date of Peoples' special meeting of shareholders. Because the effective date of the merger will follow the date of Peoples' special meeting of shareholders, at the time of the special meeting you will not know the market value of the Synovus common stock that you may receive upon completion of the merger.

                               THE SPECIAL MEETING

         We are furnishing this document to shareholders of Peoples in connection with the solicitation of proxies by the board of directors of Peoples for use at the special meeting of its shareholders.

Date, Time and Place

         The special meeting will be held at the main office of Peoples Bank, 32845 U.S. Highway 19, Palm Harbor, Florida 34684 on______, ___________, 2003,
at _____ a.m. local time.

Matters to Be Considered at the Special Meeting

         At the special meeting, the shareholders of Peoples will be asked to consider and vote upon the approval of the merger, and such other matters as may properly be brought before the special meeting.

         The Peoples board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote "FOR" approval of the merger.

Record Date; Stock Entitled to Vote; Quorum

         Only holders of record of Peoples common stock at the close of business on ___________, 2003, the record date for the Peoples special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of Peoples common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.

         On the record date, ________________, _______ shares of Peoples common stock were issued and outstanding and were held by __ holders of record.

         A majority of all the issued and outstanding shares of Peoples common stock, present in person or by proxy, will constitute a quorum for the special meeting.

Vote Required

         The approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Peoples common stock.

         The merger does not require the approval of Synovus' shareholders. Synovus' board of directors approved the merger on October 7, 2003.

Stock Ownership of Peoples Directors and Executive Officers

         At the close of business on the record date, the directors and executive officers of Peoples owned and were entitled to vote approximately 785,326 shares of Peoples common stock. This ownership represents approximately 38% of the shares of Peoples common stock outstanding on that date.

Voting of Proxies

         Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger.

         Peoples intends to count shares of Peoples common stock present in person at the special meeting but not voting, and shares of Peoples common stock for which proxies are received but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.

         For voting purposes at the special meeting, only shares voted in favor of approval of the merger will be counted as favorable votes for such approval and adoption. A shareholder's failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the merger will have the same effect as if the shareholder voted against approval of the merger.

        Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the merger ("broker non-votes") will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions and broker non-votes will, however, be treated as shares present for purposes of determining whether a quorum is present.

         The proposal to adopt the merger agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of Peoples common stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the Peoples board urges Peoples shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

         We do not expect that any matters other than the proposal to approve the merger will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

         The persons named as proxies by a Peoples shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger. However, the persons named as proxies will not vote any shares which are voted against the approval of the merger in favor of such an adjournment.

Revoking Proxies

         Peoples shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:

     * sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of Peoples;

     *    submitting a later-dated signed proxy; or

     * attending the special meeting and voting or abstaining from voting in person.

         Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of Peoples, at Peoples' principal executive offices, before the voting begins at the special meeting.

Proxy Solicitation

         Peoples will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of Peoples may solicit proxies from shareholders of Peoples by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Peoples will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Peoples will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Peoples Board

         The Peoples board has unanimously adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of Peoples and its shareholders. The Peoples board unanimously recommends that Peoples shareholders vote "FOR" approval of the merger.

                                   THE MERGER

         The following is a description of the material information pertaining to the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix "A" to this document and is incorporated by reference. All shareholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.

         The boards of directors of Synovus and Peoples have approved, and the proper officers of Synovus and Peoples have executed and delivered, the merger agreement.

Structure of the Merger

         On the effective date of the merger, Peoples will merge with and into Synovus, with Synovus as the surviving corporation and retaining the name Synovus Financial Corp. The articles of incorporation and bylaws of Synovus in effect immediately prior to the effective date of the merger will remain the articles of incorporation and bylaws of the surviving corporation after the effective date.

Terms of the Merger and Effective Date

         On the effective date of the merger, which will be specified in the Articles of Merger to be filed with the Georgia Secretary of State and the Department of State of Florida, each issued and outstanding share of Peoples common stock as to which a dissenters' right has not been exercised will be converted into the right to receive $14.65 in cash and .7478 shares of Synovus common stock.

         You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. You will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.

         After the effective date of the merger, outstanding certificates representing shares of Peoples common stock will represent shares of Synovus common stock and cash. Certificates representing shares of Peoples common stock may be surrendered to Synovus by the Peoples shareholders on or after the effective date of the merger for new certificates representing shares of Synovus common stock and cash. Until so surrendered to Synovus, the certificates which previously represented shares of Peoples common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock and cash which the holders are entitled to receive upon their surrender to Synovus except for the payment of dividends, which is subject to the exchange of stock certificates.

         Until the stock certificates nominally representing shares of Peoples common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock and cash, no dividends payable as of any date after the effective date of the merger on the shares of Synovus common stock represented by the Peoples common stock certificates will be paid. However, Forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder. Upon the surrender to Synovus of the Peoples common stock certificates, Synovus will pay to the record holders the cash consideration and the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding Peoples common stock certificates.

         Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to such fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the last business day immediately prior to the effective date of the merger.

         The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if Peoples stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge all Peoples shareholders to surrender their Peoples stock certificates at the earliest possible date after consummation of the merger in accordance with instructions provided to you by Synovus in the letter of transmittal described in the following paragraph.

         As soon as practicable following consummation of the merger, Synovus will send each shareholder of Peoples common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of Peoples common stock for certificates representing shares of Synovus common stock and cash. Until the letter of transmittal is received, shareholders of Peoples should continue to hold their certificates representing shares of Peoples common stock. Do not send any Peoples stock certificates with your proxy card.
         After the effective date of the merger, each outstanding Peoples stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options shall be equal to the exercise price per share of the Peoples common stock under the original option divided by 1.3372. The number of shares subject to the converted options shall be equal to the product of the number of shares of Peoples common stock subject to the original option multiplied by 1.3372.

Background of the Merger

         The board of directors of Peoples has, over time, considered the possibility of strategic combinations with a number of other financial institutions in assessing the means by which to maximize the value of Peoples stock to its shareholders. The factors which the board of directors of Peoples have taken into account in evaluating potential combinations have included, but were not limited to, financial terms of proposed mergers, trading volume of shares of potential acquirors, employee and credit cultures, as well as the comparability of business lines and geographic locations. As part of its ongoing operations, management and the board of directors of Peoples regularly assess the financial services industry as a whole, including the regulatory and competitive environments for banking services.

         In May, 2003, Peoples engaged Hovde Financial LLC to explore its strategic options, including potential merger partners. Pursuant to this engagement, in June, 2003, Hovde Financial contacted a number of financial institutions, including Synovus, regarding their interest in Peoples and the banking market in Pinellas and Pasco Counties, Florida. Indications of interest were received from several financial institutions, and were analyzed and considered by management and the board of directors of Peoples with the assistance of its financial and legal advisors.

         On August 21, 2003, the Peoples board held a meeting to consider the initial bids submitted by potential acquirors. At this meeting, the board of directors authorized Hovde Financial to invite Synovus to conduct due diligence at Peoples. On August 26, 2003, Synovus submitted a letter of interest to pursue a merger with Peoples.

         During the week of September 8, 2003, Synovus conducted preliminary due diligence of Peoples. During the following weeks, management of the two companies and their respective legal and financial advisors negotiated the terms of a proposed merger agreement under which Peoples would merge with and into Synovus. During this time period, Peoples conducted due diligence with respect to Synovus, and Synovus concluded its due diligence with respect to Peoples.

         On October 6, 2003, the board of directors of Peoples held a special meeting to consider the proposed merger with Synovus. Hovde Financial summarized certain financial information with respect to Synovus and the proposed transaction for the Peoples board and rendered an opinion that, as of October 7, 2003, the terms of the merger as set forth in the proposed merger agreement were fair to Peoples shareholders from a financial point of view. Also, the board engaged Pennington, Moore, Wilkinson, Bell & Dunbar, P. A., Peoples' outside legal counsel, to review the terms of the merger and the definitive agreement documenting the proposed transaction. After questions by and discussions among the members of the Peoples board of directors, and after consideration of the strategic factors described below, Peoples' board voted unanimously to approve the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger agreement and the transactions contemplated by the merger agreement to Peoples shareholders. Following the conclusion of the meeting, Synovus and Peoples executed and delivered the merger agreement.

Recommendation of the Peoples Board and Reasons for the Merger

         On October 6, 2003, the board of directors of Peoples unanimously approved and adopted the merger agreement. The board of directors of Peoples believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of Peoples shareholders. The board of directors of Peoples unanimously recommends that you vote to approve the merger.

         In reaching its decision to adopt and recommend approval of the merger agreement, the Peoples board considered a number of factors, including the following:

     * the value of the consideration to be received by Peoples shareholders relative to the book value and earnings per share of Peoples common stock;

     * certain information concerning the financial condition, results of operations and business prospects of Synovus;

     * the fact that, immediately following the merger, Peoples Bank would continue to operate under its existing name and management team;

     * the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

     *    the average daily trading volume of shares of Synovus common stock;

     * the alternatives to the merger, including remaining an independent institution;

     * the competitive and regulatory environment for financial institutions generally;

     * the expanded range of banking services that the merger will allow Peoples Bank to provide its customers;

     * the enhanced career opportunities and benefits afforded Peoples Bank employees as a result of the merger;

     * the expected new dividend yield for Peoples shareholders from owning Synovus common stock;

     * the fact that the merger will enable Peoples shareholders to exchange their shares of Peoples common stock for a combination of cash and shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that the stock portion of the consideration will be received tax-free; and

     * the opinion of Hovde Financial that the consideration to be received by Peoples shareholders as a result of the merger is fair from a financial point of view.

         The foregoing discussion of the information and factors considered by the Peoples board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the Peoples board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.

         Each member of the board of directors of Peoples has indicated that he intends to vote his shares of Peoples common stock in favor of the merger.

         PEOPLES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PEOPLES SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

         Management of Synovus believes that the merger will provide Synovus with expanded market share opportunities for profitable long-term growth and result in the addition of a well-suited and positioned banking organization into Synovus' existing organization.

Opinion of Peoples' Financial Advisor

         Hovde Financial has delivered to the Peoples board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated October 7, 2003, the transaction is fair from a financial point of view to the holders of Peoples common stock as of such date. In requesting Hovde Financial's advice and opinion, no limitations were imposed by Peoples upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde Financial, dated October 7, 2003, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix "C." Peoples shareholders should read this opinion in its entirety.

         Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Peoples' board of directors selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

         Hovde Financial will receive a fee contingent upon the completion of the merger for services rendered in connection with advising Peoples regarding the merger, including the fairness opinion and financial advisory services provided to Peoples. As of October 7, 2003, such fee would have been approximately $1.1 million. Hovde Financial will receive the entirety of such fee upon the closing of the transaction.

         Hovde Financial's opinion is directed only to the fairness, from a financial point of view, of the transaction, and does not constitute a recommendation to any Peoples shareholders as to how the shareholder should vote at the Peoples meeting. The summary of the opinion of Hovde Financial set forth in this document is qualified in its entirety by reference to the full text of the opinion.

         The following is a summary of the analyses performed by Hovde Financial in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of the analyses performed by Hovde Financial in rendering its opinion to the Peoples board, but it does summarize all of the material analyses performed by Hovde Financial.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Peoples board and its fairness opinion.

         In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Peoples and Synovus. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial's analysis of the fairness of the transaction, from a financial point of view, to the Peoples shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial's opinion does not address the relative merits of the merger as compared to any other business combination in which Peoples might engage. In addition, as described above, Hovde Financial's opinion to the Peoples board was one of many factors taken into consideration by the Peoples board in making its determination to approve the merger agreement.

         During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating condition of Peoples and Synovus and material prepared in connection with the merger, including, among other things, the following:

     *    the merger agreement;

     * certain historical publicly available information concerning Peoples and Synovus;

     *    the nature and terms of recent merger transactions; and

     * financial and other information provided to Hovde Financial by the management of Peoples and Synovus. Hovde Financial conducted meetings and had discussions with members of senior management of Peoples and Synovus for purposes of reviewing the future prospects of Peoples and Synovus. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

         In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the financial forecasts furnished to or discussed with Hovde Financial by Peoples or Synovus were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Peoples and Synovus as to the future financial performance of Peoples, Synovus or the combined entity, as the case may be. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of Peoples. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of Peoples and Synovus made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

         Analysis of Selected Mergers. As part of its analysis, Hovde Financial reviewed comparable mergers involving banks in Florida announced in the two year period since October 7, 2001, in which the selling institution had assets between $100 million and $1 billion (the "Florida Merger Group"). This Florida Merger Group consisted of the following 8 transactions:

                        Buyer                                   Seller
                        ----                                    ------
 Colonial BancGroup Inc. (AL)                           Sarasota Bancorp.
 F.N.B. Corp. (FL)                                      Charter Banking Corp.
 South Financial Group Inc. (SC)                        Central Bank of Tampa
 Synovus Financial Corp. (GA)                           United Financial Holdings Inc.
 Royal Bank of Canada (Can)                             Admiralty Bancorp Inc.
 Colonial BancGroup Inc. (AL)                           Palm Beach National Holding Co.
 South Financial Group Inc. (SC)                        Gulf West Banks Inc.
 F.N.B. Corp. (FL)                                      Central Bank Shares Inc.


         Hovde Financial also reviewed comparable mergers involving banks headquartered in the Southeast United States announced in the two year period since October 7, 2001, in which the total assets of the seller were between $200 million and $500 million (the "Southeast Merger Group"). This Southeast Merger Group consisted of the following 10 transactions:

                      Buyer                                       Seller
                      -----                                       ------
 CNB Holdings Inc. (GA)                                 First Capital Bancorp Inc. (GA)
 Southern Community Financial (NC)                      Community Bank (NC)
 BancTrust Financial Group Inc. (AL)                    CommerceSouth Inc. (AL)
 United Community Banks Inc. (GA)                       First Georgia Holding Inc. (GA)
 Main Street Banks Inc. (GA)                            First Colony Bancshares Inc. (GA)
 SNB Bancshares Inc. (GA)                               Bank of Gray (GA)
 Synovus Financial Corp. (GA)                           FNB Newton Bankshares, Inc. (GA)
 First Citizens Bancorp. of SC (SC)                     First Banks, Inc. (GA)
 Synovus Financial Corp. (GA)                           Community Financial Group Inc. (TN)
 Yadkin Valley Bank and Trust (NC)                      Main Street BankShares Inc. (NC)


         Hovde Financial calculated the medians and averages for the following relevant transaction ratios in the Florida Merger Group and the Southeast Merger
Group: the percentage of the offer value to the acquired company's total assets, the multiple of the offer value to the acquired company's earnings per share for the twelve months preceding the announcement date of the transaction; the multiple of the offer value to the acquired company's tangible book value per share; and the tangible book value premium to core deposits, each as of the announcement date of the transaction. Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement, as of October 7, 2003, at $78.1 million ($30 million in cash and $48.1 million in Synovus common stock), or $34.69 per share of Peoples common stock. In calculating the multiples for the merger, Hovde Financial used Peoples' earnings per share for the 12 month period ended June 30, 2002, and Peoples' tangible book value per share, total assets, and total deposits as of June 30, 2002. The results of this analysis are as follows:

                                                Offer Value to
                                          --------------------------------------
                                                                             12 months    Ratio of Tangible
                                                             Tangible        Preceding        Book Value
                                              Total         Book Value       Earnings      Premium to Core
                                              Assets         Per Share       Per Share         Deposits
                                               (%)              (x)             (x)               (%)
                                          ---------------  --------------  -------------- -------------------
Peoples Florida Banking Corporation            31.5            4.56            26.7              37.2

Florida Merger Group median                    25.3            3.26            25.7              28.8
Florida Merger Group average                   26.7            3.21            27.2              28.3
Florida Merger Group high                      34.5            3.92            37.7              37.3
Florida Merger Group low                       20.0            2.38            16.8              20.4

Southeast Merger Group median                  23.4            2.07            23.4             16.96


                                       17


Southeast Merger Group average                 22.7            2.43            22.8             20.25
Southeast Merger Group high                    32.3            4.00            36.5             37.97
Southeast Merger Group low                     12.3            1.68            14.5              7.06

         Discounted Earnings Stream Analysis. Hovde Financial estimated the present value of the Peoples common stock by estimating the value of Peoples' estimated future earnings stream beginning in 2004. Reflecting Peoples internal projections, Hovde Financial assumed net income in 2004 and 2005 of $3.8 million and $4.4 million, respectively. Subsequently, from 2006 through 2008, Hovde Financial assumed earnings would grow at an annually compounded rate of 15.4%, resulting in net income estimates for 2006, 2007, and 2008 of $5.0 million, $5.8 million, and $6.6 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 10.5%, 12.0%, and 13.5%. In order to derive the terminal value of Peoples' earnings steam beyond 2008, Hovde Financial assumed an average earnings growth rate of 4% into perpetuity. This present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Peoples common stock. This analysis and its underlying assumptions yielded a range of value for the Company of approximately $74.4 million (at a 10.5% discount rate) to $49.6 million (at a 13% discount rate), compared to total merger consideration of $78.1 million.

         History of Publicly Traded Stock. Hovde Financial reviewed the history of reported prices of Synovus' common stock and the Standard & Poor's 500 Index ("S&P 500") on a one-year, five-year, 10-year, and 20-year basis. Synovus outperformed the S&P 500 on each of the periods to which it was compared.

         Comparable Company Analysis. Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of Synovus with the following Southeastern publicly traded banking institutions with assets greater than $15 billion:


 Company Name                               Headquarters               Total Assets ($mm)
 ------------                               ------------               -------------------
 BB&T Corporation                           Winston-Salem, NC                 80,445
 SunTrust Banks, Inc.                       Atlanta, GA                       120,857
 SouthTrust Corporation                     Birmingham, AL                    51,708
 Compass Bancshares, Inc.                   Birmingham, AL                    25,623
 Hibernia Corporation                       New Orleans, LA                   17,920
 Colonial BancGroup, Inc.                   Montgomery, AL                    16,208
 Regions Financial Corporation              Birmingham, AL                    49,548
 Union Planters Corporation                 Memphis, TN                       34,987

         Indications of such financial performance and stock market valuation included profitability (return on average assets and return on average equity) for the three months ended June 30, 2003, the ratio of tangible equity to tangible assets (TER) and non-performing assets (NPAs) to total assets at June 30, 2003, the market price per share divided by the last twelve months earnings per share (Price to LTM EPS) and 2004 estimated earnings per share (Price to 2004 Est. EPS) as of October 6, 2003. The calculation of price-to-2004 estimated earnings used estimates from "First Call" as of October 6, 2003.

                                                                NPAs        Price to     Price to     Price to
                                  ROAA      ROAE        TER     Assets     Tang. Book    LTM EPS      2004 Est.
                                   (%)       (%)        (%)       (%)       Value (x)       (x)        EPS (x)
                                  ------   -------     -----    -------   -----------   ---------     ----------
Synovus                             1.88     17.69      8.91      0.55        4.21          20.3        18.3

Comparable Company Median           1.38     13.86      6.93      0.50        2.83          13.4        12.2


         Pro Forma Merger Analysis. Hovde Financial analyzed certain potential pro forma effects of the merger, based upon 1) the assumption that 39% of the Peoples shares are exchanged for a) cash at the value of $14.65 per share (which totals $30 million) and b) 61% of the Peoples shares are exchanged for Synovus common stock at an exchange ratio of 0.7478 (which totals an aggregate of 1,785,000 shares), 2) the earnings per share estimates and projections of Peoples and Synovus, and 3) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Peoples and

         Synovus. The analysis indicated that for the year ending December 31, 2004, the first full year following the merger, the merger would be slightly accretive to the combined company's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the company may vary from projected results and the variations may be material.

         Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weight to any one factor or comparison, Hovde Financial determined that the transaction was fair from a financial point of view to the Peoples shareholders.

Conditions to the Merger

         Each party's obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

     * approval of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the shares of Peoples common stock;

     * approval of the merger agreement and the transactions contemplated by the merger agreement by the Federal Reserve Board, the Georgia Department of Banking and Finance and the Florida Department of Financial Services, and the receipt of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the merger agreement;

     * the satisfaction of all other statutory or regulatory requirements, including the requirements of the New York Stock Exchange or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the merger agreement;

     * no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

     * the registration statement of which this document forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and

     * each party shall have received an opinion from KPMG LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.


         The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

     * each of the representations, warranties and covenants of Peoples contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and Synovus will have received a certificate signed by the Chief Executive Officer of Peoples, dated the effective date, to such effect;

     * there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Peoples: (a) which, in the reasonable judgment of Synovus, would, or which may be forseen to have, a material adverse effect upon Peoples or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     * Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Peoples which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on Peoples;

     * David W. Dunbar will have entered into an employment agreement with Synovus;

     * on the effective date of the merger, Peoples Bank will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

     * on the effective date of the merger, Peoples will have a non-performing assets ratio of not more than .50%, an annualized charge off ratio of not more than .25% and an allowance for loan losses which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

     * the results of any regulatory exam of Peoples or Peoples Bank occurring between the date the merger agreement was signed and the closing date of the merger shall be reasonably satisfactory to Synovus;

     *    Peoples will have delivered to Synovus certain environmental reports;
          and

     * each of the directors and officers of Peoples will have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against Peoples other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.

         The obligation of Peoples to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following:

     * each of the representations, warranties and covenants of Synovus contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and Peoples will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect;

     * the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the merger agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

     * there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of Peoples, would, or which may be forseen to have, a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the merger agreement;
          (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

     * Peoples will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Peoples, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Peoples, has or will have a material adverse effect on Synovus;

     * Peoples shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights;

     * Peoples shall have received a letter from Hovde Financial to the effect that, in the opinion of such firm, the per share cash consideration and the per share stock consideration is fair from a financial point of view to the holders of Peoples common stock; and

     * Synovus will not have issued any shares of stock with preferences superior to those of the Synovus common stock to be issued to the shareholders of Peoples in connection with the merger.

No Solicitation

         In the merger agreement, Peoples has agreed that it will not solicit or encourage any inquiry or proposal relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of Peoples or any of its subsidiaries with any individual, corporation or other entity, or, subject to the fiduciary duties of the board of directors of Peoples, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal. Peoples has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the effective date of the merger be interested in acquiring all of or a significant interest in Peoples from considering or proposing such an acquisition.

Conduct of Business of Peoples Pending the Merger

         The merger agreement provides that prior to the effective date of the merger, Peoples and its subsidiaries will conduct business only in the ordinary course and will not, without the prior written consent of Synovus:

     * issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Peoples common stock issued in connection with the exercise of currently outstanding options to purchase shares of Peoples common stock;

     * declare, set aside, or pay any dividend or distribution with respect to the capital stock of Peoples;

     * directly or indirectly redeem, purchase or otherwise acquire any capital stock of Peoples or its subsidiaries;

     * effect a split or reclassification of the capital stock of Peoples or its subsidiaries or a recapitalization of Peoples or its subsidiaries;

     * amend the Articles of Association or bylaws of Peoples or its subsidiaries;

     * grant any increase in the salaries payable or to become payable by Peoples or its subsidiaries to any employee other than normal, annual salary increases to be made with regard to employees;

     * make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;

     * enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Peoples or its subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of Peoples' banking business;

     * incur or assume any liabilities, other than in the ordinary course of business;

     * dispose of any of its assets or properties, other than in the ordinary course of business; or

     *    take any other action not in the ordinary course of business.


Regulatory Approvals

         Consummation of the merger and the other transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve Board, the Georgia Department of Banking and Finance and the Florida Department of Financial Services. Applications in connection with the merger were filed with the regulatory agencies on or about November 3, 2003. The merger has not yet been approved by the regulatory agencies.

         There can be no assurance that the regulatory agencies will approve or take other required action with respect to the merger. Synovus and Peoples are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should other approvals or actions be required, it is contemplated that

Synovus and Peoples would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.

Waiver and Amendment

         Before the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.

Termination and Termination Fee

         The merger agreement may be terminated prior to the effective date either before or after its approval by the shareholders of Peoples. The merger agreement may be terminated by Synovus or Peoples:

     *    by mutual consent of Synovus and Peoples;

     * if consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the terminating party; or

     * if the merger is not consummated by March 31, 2004, unless the failure to consummate by such time is due to the breach of the merger agreement by the terminating party.

         In addition, the merger agreement may be terminated by Peoples if:

     * during the five (5) business days immediately prior to the effective date of the merger, the total cash consideration paid by Synovus is greater than fifty-five (55%) of the sum of the total cash consideration plus the total stock consideration such that KPMG LLP cannot issue a tax opinion in which it opines that the merger shall qualify for a tax-free exchange pursuant to Section 368(a)(1)(A) of the Internal Revenue Code; or

     * the closing price of Synovus common stock on the NYSE decreases by more than 15% from $24.12 and such decrease as measured from August 19, 2003 exceeds the change in aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., SouthTrust Corporation, Compass Bancshares, Inc., Hibernia Corporation, The Colonial BancGroup, Inc., Regions Financial Corporation, Union Planters Corporation, AmSouth, National Commerce and First Tennessee National on any date of determination, including the effective date, by more than 15 percentage points.

         The merger agreement may be terminated by Synovus if the closing price of Synovus common stock on the NYSE exceeds $24.12 by 15% or more and such percentage increase over $24.12, as measured from the first date the closing price of Synovus common stock on the NYSE exceeds $24.12, exceeds the change in the aggregate closing price per share of the index of Southeastern Bank Holding Company stocks in the paragraph above, on any date of determination, including the effective date, by more than 15 percentage points.

         If either party terminates the merger agreement due to the failure of the other party to satisfy its representations, warranties or covenants in the agreement, the terminating party will be entitled to a cash payment from the other party in the amount of the terminating party's expenses related to the merger, up to a maximum of $150,000. This amount, with respect to either Synovus or Peoples, is not deemed an exclusive remedy or liquidated damages, in the event of a termination of the merger agreement due to the failure of Synovus or Peoples, as the case may be, to satisfy any of its representations, warranties or covenants contained in the merger agreement.

Interests of Peoples' Directors and Executive Officers in the Merger

         Some members of the Peoples board of directors and management have interests in the merger in addition to their interests generally as shareholders of Peoples. The Peoples board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

         Employment agreement. It is a condition to the merger that David W. Dunbar, Chairman, President and Chief Executive Officer of Peoples, enter into an employment agreement with Synovus before the effective date of the merger. On November 7, 2003, Mr. Dunbar entered into the employment agreement, effective on the date the merger is completed with Synovus. The employment agreement provides for Mr. Dunbar's employment as the Chairman, President and Chief Executive Officer of Peoples Bank for a period of five years following the merger. Under the employment agreement, Synovus will pay Mr. Dunbar base annual compensation of $198,640 and Mr. Dunbar will be eligible to be chosen as a participant in, and eligible to receive a bonus under, Synovus' incentive bonus plan. The employment agreement also provides Mr. Dunbar with certain additional benefits, including an automobile allowance and reimbursement for business expenses, along with other perquisites. Additionally, Mr. Dunbar will be granted options to purchase 10,000 shares of Synovus common stock at fair market value in connection with the employment agreement. As part of Mr. Dunbar's employment agreement, Synovus and Mr. Dunbar have also agreed to enter into Synovus' standard change of control agreement. The change of control agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the change of control agreement, the executive's employment must be terminated involuntarily and without cause, whether actually or constructively, within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control.

         In addition, Mr. Dunbar, James P. Nelson, Executive Vice President of Peoples, and Wayne B. Bard, Senior Vice President and Chief Financial Officer of Peoples, will be entitled to the distribution of certain vested deferred compensation benefits as a result of the "change of control."

         Directors' and officers' insurance and indemnity. Prior to the completion of the merger, Peoples will purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Peoples to provide for continued coverage of such insurance for a period of four years following the completion of the merger with respect to matters occurring prior to the completion of the merger. In addition, subject to certain conditions set forth in the merger agreement, for a period of four years after the effective date of the merger Synovus has agreed to indemnify each person entitled to indemnification from Peoples and its subsidiaries against any liability arising out of actions or omissions occurring at or prior to the effective date of the merger, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Florida law and by the applicable articles of incorporation and bylaws as in effect on the date of the merger agreement, including provisions relating to advances of expenses incurred in the defense of any litigation.

         Peoples stock and options ownership. Peoples' executive officers and members of its board of directors beneficially own in the aggregate approximately 38% of the outstanding shares of Peoples common stock. In addition, Peoples' executive officers and members of Peoples' board of directors hold options under Peoples' stock option plan for an aggregate of 137,250 shares of Peoples common stock with an exercise price of approximately $4.47 per share. All options under the stock option plan will become exercisable immediately prior to the merger.

Employee Benefits

         Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide to employees of Peoples employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions that are substantially similar to those currently provided by Peoples and its subsidiaries. As soon as administratively and financially practicable following the effective date of the merger, Synovus has agreed to provide generally to employees of Peoples and its subsidiaries employee benefits which are substantially similar to those provided by Synovus and its subsidiaries to their similarly situated employees.

Material United States Federal Income Tax Consequences of the Merger

         The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of Peoples. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws, other than certain state tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons whose shares of Peoples stock are treated as "section 306 stock" under Section 306 of the Internal Revenue Code; persons who acquired shares of Peoples stock by exercising employee stock options or otherwise as compensation; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a "straddle" or "conversion transaction. No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder.

         Synovus and Peoples have received an opinion from KPMG LLP, which it will confirm as of the effective date of the merger, to the effect that:

         * The merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

         * Peoples shareholders will recognize gain, if any, as a result of the merger, only to the extent of the cash (other than cash received in lieu of fractional shares) received for their stock in Peoples, pursuant to the merger agreement. Any gain recognized by a Peoples shareholder will be capital gain provided that such Peoples shareholder held the Peoples common stock as a capital asset on the date of the merger. Any capital gain recognized will be long-term capital gain, if such Peoples shareholder held the Peoples common stock for more than one year as of the date of the merger.

         * The aggregate tax basis of Synovus common stock received by a shareholder of Peoples in the merger, including any fractional share deemed to have been received, will be the same as the aggregate tax basis of the Peoples stock being exchanged in connection with the merger, less the amount of any cash consideration received by the shareholder in the merger, other than cash received in lieu of a fractional share, plus any gain or dividend income recognized by the shareholder in the merger.

         * The holding period of Synovus common stock received by a shareholder of Peoples in the merger, including any fractional share deemed to have been received, will include the holding period of the shares of Peoples stock being exchanged in connection with the merger, provided that the Peoples stock was held as a capital asset at the time of the merger.

         * A shareholder of Peoples who receives cash in lieu of a fractional share of Synovus common stock will be treated as if such fractional share was issued in the merger and then redeemed by Synovus in a separate transaction governed by Section 302 of the Internal Revenue Code. The cash payments will be treated as having been received as distributions in payment for the fractional shares interests and redeemed.

         * It is more likely than not that Synovus' shareholders rights plan will be treated for federal income tax purposes as an attribute of the Synovus common stock and that the Peoples shareholders who receive

              Synovus common stock in the merger will not recognize gain for federal income tax purposes attributable to Synovus' shareholders rights plan.

         * The State of Florida for income tax purposes will treat the merger in the same manner as treated by the Internal Revenue Service for federal income tax purposes.

         * The State of Georgia for income tax purposes will treat the merger in the same manner as treated by the Internal Revenue Service for federal income tax purposes.

         The tax opinion was issued on November 18, 2003, and is based upon assumptions and representations by the management of Synovus and Peoples. KPMG LLP serves Synovus as its independent public accounting firm.

         The tax opinion will need to be confirmed by KPMG LLP on the proposed effective date of the merger. If, at that time, the aggregate fair market value of the Synovus common stock to be issued in the merger does not represent at least 45% of the aggregate merger consideration, KPMG will not confirm its tax opinion, and the merger will not be completed.

         All shareholders of Peoples are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

Backup Withholding and Information Reporting

         Cash received in the merger may be subject to backup withholding at a 28% rate. Backup withholding will not apply, however, to a taxpayer who (1) furnishes a correct taxpayer identification number on IRS Form W-9 or an appropriate substitute form and certifies on such form that he or she is not subject to backup withholding, (2) provides a certificate of foreign status on IRS Form W-8BEN or an appropriate substitute form, or (3) is otherwise exempt from backup withholding. Any amount paid as backup withholding will be credited against the taxpayer's federal income tax liability.

         As shareholders of Peoples who will receive shares of Synovus common stock in the merger, shareholders also must comply with the information reporting requirements of the Treasury Regulations under Section 368 of the Internal Revenue Code. In general, these regulations require any taxpayer who receives stock, securities or other property, including cash, in a reorganization described in Section 368(a) of the Internal Revenue Code to include with his or her federal income tax return a complete statement of the facts pertaining to the nonrecognition of gain or loss, including (1) the cost or other basis of the stock transferred in the exchange and (2) the amount of stock, securities or other property received by the taxpayer, and the taxpayer is required to maintain permanent records. All shareholders of Peoples are encouraged to consult their own tax advisors to determine the specific information required to be filed by them.

Accounting Treatment

         The merger will be accounted for by Synovus as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of Peoples will be combined with the earnings of Synovus only from and after the effective date of the merger.

Expenses

         The merger agreement provides that Synovus and Peoples will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.

New York Stock Exchange Listing

         Synovus common stock is listed on the NYSE. The shares of Synovus common stock to be issued to the shareholders of Peoples in the merger will be listed on the NYSE.

Resales of Synovus Common Stock

         The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Peoples for purposes of Rule 145 under the Securities Act as of the date of the Peoples special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any resale of any of the shares of Synovus common stock received by the affiliate in the merger. Persons who may be deemed to be affiliates of Peoples generally include individuals or entities that control, are controlled by or are under common control with Peoples and may include executive officers and directors of Peoples as well as principal shareholders of Peoples.

         Peoples has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Peoples to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Peoples common stock owned by such person or Synovus common stock to be received by such person in the merger except in compliance with Rule 145 or in a transaction exempt under the Securities Act. This prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this prospectus in connection with any such resale.

             DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF
                              PEOPLES SHAREHOLDERS

         If the merger is completed, all holders of Peoples common stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of Peoples common stock. The rights of Peoples shareholders are currently governed by the Florida Business Corporation Act and the Articles of Incorporation and bylaws of Peoples. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of Synovus. The following discussion summarizes the material differences between the current rights of Peoples shareholders and the rights they will have as Synovus shareholders following the merger.

         The following comparison of shareholders' rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject, in all respects, and is qualified by reference to the Florida Business Corporation Act, Peoples' Articles of Incorporation and bylaws, the Georgia Business Corporation Code and Synovus' Articles of Incorporation and bylaws.

                         SYNOVUS                                             PEOPLES
                         -------                                             -------
*    Ten votes for each share held, except in limited              *        One vote for each share held
     circumstances described below

*    No cumulative voting rights in the election of                *        Same as Synovus
     directors, meaning that the holders of a plurality of
     the shares elect the entire board of directors

*    Dividends may be paid from funds legally                      *        Same as Synovus
     available, subject to contractual and regulatory
     restrictions

*    Right to participate pro rata in distribution of              *        Same as Synovus
     assets upon liquidation

*    No pre-emptive or other rights to subscribe for               *        Same as Synovus
     any additional shares or securities

                                       26


*    No conversion rights                                          *        Same as Synovus

*    Directors serve staggered 3-year terms                        *        Directors serve one-year terms

*    Some corporate actions, including business                    *        Corporate actions, including business
     combinations, require the affirmative                                  combinations,require the affirmative
     action or vote of 66-2/3% of the votes entitled to be                  vote of amajority of the votes entitled to
     cast by the shareholders of all voting stock                           be cast at the meeting

*    No preferred stock is authorized                              *        Same as Synovus

*    Common Stock Purchase Rights trade with shares as             *        No comparable provision
     described below


Synovus Common Stock

         Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 301,441,645 shares were outstanding on September 30, 2002. Synovus has no preferred stock authorized. Synovus' board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

         As described below, Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus' board of directors.

         Voting Rights; Anti-Takeover Effects; The Voting Amendment

         Under an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986, referred to in this document as the "voting amendment," shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:

     *    has had the same beneficial owner since April 24, 1986;

     * was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;

     * is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of Peoples upon consummation of the merger;

     * was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;

     * is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' board of directors approving such issuance and/or transfer specifically reference and grant such rights;

     * has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

     * was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

     * is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

         Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

         In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' board of directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus' board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

         As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.

         If the merger is approved, present shareholders of Peoples common stock, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Each shareholder of Peoples may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if a Peoples shareholder acquires by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, he or she will be entitled to only receive one vote per share for each of the shares in excess of 1,139,063 shares until they have been held for four years.

         Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

         The Rights Plan

         Synovus has adopted a shareholder rights plan under which holders of shares of Synovus common stock also hold rights to purchase securities that may be exercised upon the occurrence of "triggering events." Shareholder rights plans such as Synovus' plan are intended to encourage potential hostile acquirors to negotiate with the board of directors of the target corporation to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Synovus, could have the effect of discouraging a business combination that shareholders believe to be in their best interests. The provisions of Synovus' shareholder rights plan are discussed below.

         On April 27, 1999, the board of directors of Synovus adopted a rights plan and authorized and declared a dividend of one common stock purchase right with respect to each outstanding share of Synovus common stock outstanding on May 4, 1999, and to each holder of common stock issued thereafter until the date the rights become exercisable or the expiration or earlier redemption of the rights. Each right entitles the registered holder to purchase from Synovus one share of common stock at a price of $225.00 per share, subject to adjustment, once rights become exercisable. The description and terms of the rights are set forth in the rights agreement between Synovus and Mellon Investor Services LLC, as the rights agent.

         Initially, the rights will attach to all certificates of outstanding shares of common stock, and no separate right certificates will be distributed. The rights will become exercisable and separate from the shares of common stock upon the earlier to occur of:

     * ten days after the date of a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding common stock, such date being referred to in this document as the "stock acquisition date" and such person or group as an "acquiring person"; or

     * ten business days, or such later date as the board may determine, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock, the earlier of such date and the stock acquisition date being the "distribution date."

         Shares of common stock beneficially owned by Synovus or any subsidiary of Synovus will not be considered outstanding for purposes of calculating the percentage ownership of any person.

         Each of the following persons will not be deemed to be an acquiring person even if they have acquired, or obtained the right to acquire beneficial ownership of 15% or more of the outstanding common stock:

     * Synovus, any subsidiary of Synovus, or any employee benefit plan of Synovus or of any subsidiary of Synovus;

     * any shareholder who is a descendant of D. Abbott Turner, any shareholder who is affiliated or associated with the Turner family and any person who would otherwise become an acquiring person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of common stock;

     * any person who would otherwise become an acquiring person solely by virtue of a reduction in the number of outstanding shares of common stock unless and until such person becomes the beneficial owner of any additional shares of common stock; and

     * any person who as of May 4, 1999 was the beneficial owner of 15% or more of the outstanding common stock unless and until such person shall become the beneficial owner of any additional shares of common stock.

         Until the distribution date or earlier redemption or expiration of the rights:

     *    the rights will be evidenced by the certificates for the common stock;

     * the rights will be transferred with, and only with, the shares of common stock;

     * new common stock certificates issued after the record date upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference; and

     * the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

         As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of common stock as of the close of business on the distribution date, and such separate right certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 5, 2009, unless earlier redeemed by Synovus.

         If any person becomes an acquiring person, each holder of a right will thereafter have the "flip-in right" to receive, upon payment of the purchase price of the right, shares of common stock, or in some circumstances, cash, property or other securities of Synovus, having a value equal to two times the purchase price of the right. Notwithstanding the foregoing, all rights that are, or were, beneficially owned by an acquiring person or any affiliate or associate of an acquiring person will be null and void and not exercisable.

         If, at any time following the stock acquisition date: (1) Synovus is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of common stock immediately before the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (2) more than 30% of Synovus' assets, cash flow or earning power is sold or transferred other than in the ordinary course of Synovus' business, then each holder of a valid right shall thereafter have the "flip-over right" to receive, in lieu of shares of common stock and upon exercise and payment of the purchase price, common shares of the acquiring company having a value equal to two times the purchase price of the right. If a transaction would otherwise result in a holder's having a flip-in as well as a flip-over right, then only the flip-over right will be exercisable. If a transaction results in a holder's having a flip-over right after a transaction resulting in a holder's having a flip-in right, a holder will have flip-over rights only to the extent such holder's flip-in rights have not been exercised.

         The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (2) upon the grant to holders of the common stock of rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock, or (3) upon the distribution to holders of the common stock of evidences of indebtedness or assets, excluding dividends payable in common stock, or of subscription rights or warrants, other than those referred to above. However, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%.

         The number of outstanding rights and the number of shares of common stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the distribution date.

         At any time after a person becomes an acquiring person and before the acquisition by a person of 50% or more of the outstanding common stock of Synovus, the board of directors may, at its option, issue common stock or common stock equivalents of Synovus in mandatory redemption of, or in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such acquiring person which would become null and void, at an exchange ratio of one share of common stock, or common stock equivalents equal to one share of common stock, per right, subject to adjustment.

         To the extent that, after the triggering of flip-in rights, insufficient shares of common stock are available for the exercise in full of the rights, holders of rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the purchase price.

         Synovus is not required to issue fractional shares of common stock. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current value of a share of common stock. Following the triggering of the flip-in rights, Synovus will not be required to issue fractional shares of common stock upon exercise of the rights. Instead, a payment in cash will be made to the holder of such rights equal to the same fraction of the current market value of a share of common stock.

         At any time before the distribution date, the board of directors of Synovus may redeem all, but not less than all, of the then outstanding rights at a price of $.001 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

         Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

        The issuance of the rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus' shares of common stock. If the rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

         Before the stock acquisition date, the rights agreement generally may be amended by Synovus without the consent of the holders of the rights or the common stock. On or after the stock acquisition date, Synovus may amend the rights agreement only to (1) cure any ambiguity, (2) correct or supplement any provision which may be defective or inconsistent with the other provisions of the rights agreement, or (3) change or supplement the rights agreement in any other manner which Synovus may deem necessary or desirable, provided that no amendment shall adversely affect the interests of the holders of rights, other than an acquiring person and its affiliates and associates.

         A copy of the rights agreement has been filed with the SEC as an exhibit to Synovus' Registration Statement on Form 8-A with respect to the rights filed with the SEC. The Form 8-A and the rights agreement are incorporated by reference in this document, and reference is made to them for the complete terms of the rights agreement and the rights. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement. If the merger is approved, rights will attach to Synovus common stock issued to the present shareholders of Peoples.

         Staggered Board of Directors; Supermajority Approvals

         Under Synovus' Articles of Incorporation and bylaws, Synovus' board of directors is divided into three classes of directors serving staggered three year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:

     *    call a special meeting of Synovus shareholders;

     * fix, from time to time, the number of members of Synovus' board of directors;

     *    remove a member of Synovus' board of directors;

     * approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and

     * alter, delete or rescind any provision of Synovus' Articles of Incorporation.

         This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

         Evaluation of Business Combinations

         Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' board of directors may consider, in addition to the amount of consideration involved and the effects on

Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.

Peoples Common Stock

         The Articles of Incorporation of Peoples authorize the issuance of 3,000,000 shares of Peoples common stock. At September 30, 2003, there were 2,047,184 shares of Peoples common stock issued and outstanding. The remaining authorized shares of Peoples common stock may be issued from time to time in such amounts as the board of directors determines. Each holder of Peoples common stock has one vote per share upon all matters voted upon by shareholders. Voting rights are noncumulative so that shareholders holding a majority of the outstanding shares of Peoples common stock are able to elect all members of the board of directors. All shares of Peoples common stock, when issued and fully paid, are non-assessable and are not subject to redemption or conversion and have no preemptive rights. Upon the liquidation, dissolution or winding up of Peoples, whether voluntary or involuntary, holders of Peoples common stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of Peoples available for distribution. All shares of Peoples common stock are entitled to share equally in such dividends as the board of directors may declare on the Peoples common stock from sources legally available therefor. Peoples is a holding company and conducts almost all of its operations through its bank subsidiary. Accordingly, Peoples depends on the cash flow of its subsidiary bank to meet its obligations. Peoples' subsidiary bank is limited in the amount of dividends it can pay to Peoples without prior regulatory approval. Also, bank regulators have the authority to prohibit Peoples' subsidiary bank from paying dividends if they think the payment would be an unsafe and unsound banking practice.

         Required Shareholder Vote

         Under Peoples' Articles of Incorporation and bylaws, Peoples' board of directors is elected by the affirmative vote of a majority of shares represented at each annual meeting. There are no provisions requiring supermajority approval for any shareholder vote or action under Peoples' Articles of Incorporation and bylaws,. Therefore, provisions of Florida law relating to shareholder approval of merger and share exchange prescribe the shareholder vote required to approve the merger. Florida law requires that Peoples shareholders approve the merger agreement adopted by the board of directors. The merger agreement must be approved by a majority of all the votes entitled to be cast on the merger agreement by all shares entitled to vote on the plan. All shares of Peoples are entitled to vote on the merger agreement.

         The preceding descriptive information concerning Synovus common stock and Peoples capital stock outlines certain provisions of Synovus' Articles of Incorporation and bylaws, Peoples' Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and Peoples capital stock. The information is not a complete description of those documents and statutes and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus, the Articles of Incorporation and bylaws of Peoples and the laws of the State of Georgia.

                               DISSENTERS' RIGHTS

         Pursuant to Sections 607.1302 and 607.1320 of the Florida Business Corporation Act, any shareholder of record of Peoples common stock who objects to the merger, and who fully complies with all the provisions of Section 607.1320, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of Peoples common stock if the merger is consummated.

         Any Peoples shareholder desiring to receive payment of the fair value of his or her Peoples common stock in accordance with the requirements of
Section 607.1320:

         * must deliver to Peoples prior to the special meeting at which the vote will be taken on the merger, or at the special meeting, but before the vote is taken, written notice of intent to demand payment for his or her Peoples shares if the merger is consummated; and

         *    must not vote in favor of the merger.

         A vote against the merger by itself will not satisfy the notice requirements of Section 607.1320.

         Within 10 days after the special meeting at which the vote is taken approving the merger, Peoples must give written notice of the adoption of the merger agreement to each Peoples common shareholder who filed a notice of intent to demand payment for his or her shares. Within 20 days after the giving of notice to him or her any Peoples shareholder who elects to dissent must file with Peoples a notice of his or her election stating:

         *    the shareholder's name and address;

         * the number, classes, and series of Peoples shares as to which he o she dissents; and

         * a demand for the payment of the fair value of his or her Peoples shares.

         Any shareholder failing to file an election to dissent within the 20-day period will be bound by the terms of the merger agreement. Any shareholder filing an election to dissent must deposit his or her certificates with Peoples simultaneously with the filing of the election to dissent. The notices referred to above should be sent to: Peoples Florida Banking Corporation, Attn: Corporate Secretary, 32845 U.S. Highway 19, Palm Harbor, Florida 34682.

         Upon filing of a notice of election to dissent, a Peoples shareholder will thereafter be entitled only to payment of the fair value of his or her shares of Peoples common stock and will not be entitled to vote or exercise any of the rights of a shareholder. A notice of election may be withdrawn in writing by the Peoples shareholder at any time before an offer is made by Peoples to pay for his or her shares.

         Within 10 days after the expiration of the period in which Peoples shareholders may file their notice of election to dissent, or within 10 days after the merger takes place, whichever is later (but in no case later than 90 days from the date of the special meeting), Peoples will make a written offer to each dissenting shareholder who has made proper demand to pay an amount Peoples estimates to be the fair value of the Peoples shares. If the merger has not been consummated before the expiration of the 90-day period after the special meeting, the offer may be made conditional upon the consummation of the merger. The notice and offer will be accompanied by: (1) a consolidated balance sheet of Peoples as of the latest available date and not more than 12 months prior to the making of the offer; and (2) a consolidated profit and loss statement of Peoples for the 12-month period ended on the date of the balance sheet.

         If within 30 days after the making of the offer the fair value of the shares of Peoples stock is agreed upon between any dissenting shareholder and Peoples, payment therefor shall be made within 90 days after the making of the offer, or the consummation of the merger, whichever is later. Upon payment of the agreed value, dissenting shareholders shall cease to have any interest in their shares of Peoples stock.

         If Peoples fails to make an offer within the period specified above, or if it makes the offer and any dissenting shareholder fails to accept the same within the period of 30 days thereafter, then Peoples, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the merger is consummated, shall, or at its election at any time within such 60 days may, file an action in any court of competent jurisdiction in Pinellas County, Florida, requesting that the fair value of the shares be determined. The court shall also determine whether each dissenting shareholder, as to whom Peoples requested the court to make a determination, is entitled to receive payment for his or her shares. If Peoples fails to institute the proceeding, any dissenting shareholder may do so in the name of Peoples. Peoples will pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings.

         The foregoing does not purport to be a complete statement of the provisions of Florida law relating to statutory dissenters' rights and is qualified in its entirety by reference to these provisions, the relevant portions of which are reproduced in full in Appendix "B" to this document.


                             DESCRIPTION OF SYNOVUS
Business

         The disclosures made in this document, together with the following information which is specifically incorporated by reference into this document, describe the business of Synovus:

     1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (which incorporates certain portions of Synovus' Proxy Statement, including the Financial Appendix thereto, for its Annual Meeting of Shareholders held on April 24, 2003), as amended by Synovus' Annual Report on Form 10-K/A filed on April 22, 2003.

     2. Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

     3. Synovus' Current Reports on Form 8-K dated January 15, 2003, April 16, 2003, July 17, 2003 and October 15, 2003.

Management and Additional Information

         Information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated into this document by reference. See "Where You Can Find More Information" on page 43. Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under "Where You Can Find More Information."

                             DESCRIPTION OF PEOPLES

Business

         Peoples Florida Banking Corporation is a one-bank holding company and is the parent company of its wholly owned subsidiary, Peoples Bank. The holding company was established September 17, 1999 under authority of the Bank Holding Company Act through approval by the Federal Reserve Board.

         Peoples Bank is a state chartered commercial bank organized and founded in 1996 and member of the Federal Deposit Insurance Corporation. The bank operates four full service banking offices serving Pinellas and Pasco Counties in the Tampa Bay Area of Florida. Peoples Bank provides a comprehensive range of financial services to individuals, corporations, professional associations, non-profit organizations and local governments throughout its market area.

         The business of Peoples Bank consists of attracting deposits from the general public in the areas served by its banking offices and using those deposits, together with funds derived from other sources, to fund a variety of consumer, commercial and residential real estate loans in Pinellas and Pasco and surrounding areas. The revenues of Peoples Bank are derived primarily from interest on, and fees received in connection with, its lending activities and from interest and dividends from investment securities and short-term investments. The principal expenses of Peoples Bank are the interest paid on deposits and operating and general and administrative expenses.

         As a general commercial bank, Peoples Bank offers a broad range of commercial consumer and residential real estate loans, and provides a variety of corporate and personal banking services to individuals, businesses and other institutions located in its market area. In order to attract funds for loans, Peoples Bank's deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest paying checking accounts, savings accounts and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law. Peoples Bank also offers ATM cards, allowing access to local, state, national, and international networks, safe deposit boxes, wire transfers, direct deposit, and automatic drafts for various accounts.

         Peoples Bank is subject to examination and comprehensive regulation by the Florida Department of Financial Services. In addition, the FDIC conducts periodic examinations of Peoples Bank. As is the case with banking institutions generally, Peoples Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the Federal Reserve Board. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

Market Area

         Peoples Bank's operations are based in Palm Harbor, Florida and its market area consists of Pinellas and Pasco counties and the surrounding area. Management of Peoples Bank believes that its principal markets have been the expanding residential market within its primary market area, and the established commercial, small business, and professional markets in its market area. Businesses and individuals are solicited through the personal efforts of the bank's directors and officers.

Lending Activities

         The primary source of income generated by Peoples Bank is the interest earned from both its loan and investment portfolios. To develop business, Peoples Bank relies to a great extent on the personalized approach of its directors and officers who have extensive business and personal contacts in the community. Peoples Bank has attempted to maintain diversification when considering investments and the approval of loan requests. Emphasis has been placed on the borrower's ability to generate cash flow sufficient to support its debt obligations and other cash related expenses.

         Lending activities include commercial and consumer loans, and loans for residential purposes. Commercial loans include collateralized loans for the purchase of automobiles, boats, home improvement, and personal investments. Peoples Bank provides personal and corporate credit cards issued by a correspondent bank, which assumes all liabilities relating to underwriting of the credit applicant. Peoples Bank also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage loans to enable borrowers to purchase, refinance, or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrowers intend to erect their personal residences. To a lesser extent, Peoples Bank also has made land acquisition and development loans and construction loans to developers of residential properties for construction of residential subdivisions and multi-family residential projects.

         At September 30, 2003, Peoples Bank's net loan portfolio was $180 million, representing 72% of total assets. As of such date, Peoples Bank's net loan portfolio consisted of 13% commercial loans, 70% real estate secured loans, excluding construction and land development loans, 15% real estate construction and land development loans and 2% installment or consumer loans.

Competition

         Peoples Bank encounters strong competition both in attracting deposits and in the origination of loans. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as the availability of nationwide interstate banking has created a highly competitive environment for financial service providers in Peoples Bank's primary market area. In one or more aspects of its business, Peoples Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in its market area and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Peoples Bank does not provide. In addition, many of Peoples Bank's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally chartered and insured banks.

         Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.

Employees

         As of September 30, 2003, Peoples Bank employed 71 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement and management believes that its employee relations are good.

Description of Property

         Peoples Bank has designated as its main office its freestanding 11,291 square foot building located at 32845 US Highway 19 N., Palm Harbor, FL. The facility has 4 inside teller stations and 4 drive-thru lanes, private offices, new accounts area, vault, drive-up night depository, walk-up ATM, and storage area on the first floor. The second floor contains a boardroom, loan department with private offices and workstations, document vault, storage area, and mortgage department with private offices. The facility is owned by the bank.

         Pasco County branch is a 7,680 square foot freestanding building located at 6435 Ridge Road, Port Richey, FL. The facility contains private offices, 3 teller stations, 2 drive-thru lanes, walk-up ATM, vault, drive-up night depository, new account area, storage area and employee break room. The second floor contains a boardroom, private offices, three third-party tenants and employee break room. The facility is owned by the bank.

         Clearwater branch is a 4,539 square foot freestanding building located at 1680 Gulf-to-Bay Blvd., Clearwater, FL. The facility contains private offices, 5 teller stations, 3 drive-thru lanes, walk-up ATM, vault, drive-up night depository, new account area, storage area, boardroom and employee break room. The facility is owned by the bank.

         Oldsmar branch is a 4,000 square foot freestanding building located at 4018 Tampa Road, Oldsmar, FL. The facility contains private offices, 4 teller stations, 3 drive-thru lanes, walk-up ATM, vault, drive-up night depository, new account area, a storage area, boardroom and employee break room. The facility is owned by the bank.

         The Bank's Operations Center is a 3,750 square foot freestanding building located at 32804 U.S Highway 19 N., Palm Harbor adjacent to the Palm Harbor Main Office. The facility contains 5 offices, 8 employee stations, training room, document vault, storage area and employee break room. The facility is owned by the bank.

Legal Proceedings

         Peoples is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens or foreclose on loan defaults, claims involving the making and servicing of real property loans, and other issues incident to its business. Management is not aware of any proceeding threatened or pending against Peoples which, if determined adversely, would have a material adverse effect on its business or financial position.

Related Party Transactions

         Peoples Bank has had various loan and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of Peoples Bank, or an associate of such person. All such transactions: (a) have been made in the ordinary course of business; (b) have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (c) in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2003, the total dollar amount of extensions of credit to directors, executive officers and Peoples Bank principal shareholders identified below, and any of their associates, excluding extensions of credit which were less than $60,000 to any one such person and their associates, were $7,913,746 which represented approximately 43.9% of total capital.

Principal Shareholders

         The following table sets forth, as of September 30, 2003, the stock ownership by each of Peoples' directors, by all directors and executive officers as a group, and by each owner of more than 5% of the outstanding shares of Peoples common stock.

Name                                Shares Beneficially Owned          Percentage of Class
------                              -------------------------          -------------------
David L. Brandon                            111,250   <f1>                   5.43%

David W. Dunbar                             148,807   <f2>                   7.02%

                                       36

Donald F. Kaltenbach                        111,250   <f3>                   5.43%

Woodrow J. Latvala                          111,250   <f4>                   5.43%

Ken Marks, Jr.                              104,750   <f5>                   5.12%

David F. Nelson                             104,750   <f6>                   5.12%

Daniel R. Schmitt                           111,250   <f7>                   5.43%

Robert B. Spence                              53,362  <f8>                   2.61%

Wayne B. Bard                                 21,532  <f9>                   1.04%

James P. Nelson                               21,626 <f10>                   1.05%

All directors and
  executive officers as a group              899,827                         43.95%
---------------------------------------
<f1>     Comprised of the following shares: 110,375 shares held by David L.
         Brandon and Dana K. Brandon, Trustee, David L. Brandon and Dana K.
         Brandon, Trust UAD 12/30/92. Includes exercisable options of 875 shares. Does not include additional options held but not exercisable of
         1,125 shares. (All options held by directors and officers will become exercisable immediately prior to the merger as a result of the "change of control."

<f2>     Comprised of the following shares: 15,557 shares in the name of David
         W. Dunbar; 46,500 shares in the name of Prudential Securities C/F David
         W. Dunbar; 12,300 shares in the name of David W. Dunbar, Trustee, David
         Dunbar SERP Plan PS Plan Dtd 9/4/01; 2,700 shares in the name of
         Prudential Securities C/F David W. Dunbar IRA Acct. #EW-R36203.
         Includes exercisable options of 71,750 shares. Does not include additional options held but not exercisable of 10,750 shares.

<f3>     Comprised of the following shares: 8,000 shares in the name of Donald
         F. Kaltenbach; 102,375 shares in the name of Cetrus and Co. FBO Donald
         F. Kaltenbach, IRA. Includes exercisable options of 875 shares. Does not include additional options held but not exercisable of 1,125 shares.

<f4>     Comprised of the following shares: 7,031 in the name of Susan Latvala
         (spouse); 103,344 shares in the name of Woodrow J. Latvala. Includes exercisable options of 875 shares. Does not include additional options held but not exercisable of 1,125 shares.

<f5>     Comprised of the following shares: 104,375 in the name of O. Ken Marks,
         Jr. Includes exercisable options of 375 shares. Does not include additional options held but not exercisable of 125 shares.

<f6>     Comprised of the following shares: 104,375 in the name of David F.
         Nelson. Includes exercisable options of 375 shares. Does not include additional options held but not exercisable of 125 shares.

<f7>     Comprised of the following shares: 110,375 shares in the name of Daniel
         R. Schmitt, Trustee, Daniel R. Schmitt Trust UAD 8/20/93. Includes exercisable options of 875 shares. Does not include additional options held but not exercisable of 1,125 shares.

<f8>     Comprised of the following shares: 10,080 shares in the name of Robert
         B. Spence Profit Sharing Plan UAD 1/1/92; 42,407 shares in the name of
         Robert B. Spence. Includes exercisable options of 875 shares. Does not include additional options held but not exercisable of 1,125 shares.

<f9>     Comprised of the following shares: 844 shares in the name of Wayne B.
         Bard and Betty G. Bard, Jt Ten; 1,875 shares in the name of PTC Cust
         Rollover IRA FBO IRA Wayne B. Bard. Includes exercisable options of
         18,813 shares. Does not include additional options held but not exercisable of 3,062 shares.

                                       37


<f10>    Comprised of the following shares: 938 shares in the name of James P.
         Nelson and Patricia A. Nelson, Jt. Ten; 1,875 shares in the name of
         Morgan Stanley DW, Inc. Includes exercisable options of 18,813 shares.
         Does not include additional options held but not exercisable of 3,062 shares.

                               REGULATORY MATTERS

General

         Synovus is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and by the Georgia Department of Banking and Finance under the bank holding company laws of the State of Georgia. Synovus became a financial holding company under the Gramm-Leach-Bliley Act of 1999 in April 2000. Financial holding companies may engage in a variety of activities, some of which are not permitted for other bank holding companies that are not financial holding companies. Synovus' affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency and, secondarily, by the FDIC and the Federal Reserve Board. Synovus' state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus' non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.

Dividends

         Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Under the laws of the State of Florida, Peoples is subject to similar dividend restrictions.

         The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary source of funds for Peoples' payment of dividends to its shareholders are dividends to Peoples from its banking affiliate, Peoples Bank. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and Peoples may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

     *    the ratio of Tier 1 capital to adjusted total assets is less than 6%;

     * the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

     * its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

         In general, the approval of the Alabama Banking Department, Florida Department of Financial Services and Tennessee Department of Financial Institutions is required if the total of all dividends declared by an Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's retained net income for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve System and sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.

         Some of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

         Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out at least one-third of prior year's earnings in cash dividends to its shareholders. Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $162.6 million during 2003 without obtaining regulatory approval.

Capital Requirements

         Synovus and Peoples are required to comply with the capital adequacy standards established by the Federal Reserve Board and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets, including certain off-balance-sheet items, such as standby letters of credit, is 8.0%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, referred to as Tier 1 Capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, referred to as Tier 2 Capital. The Federal Reserve Board also requires certain bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new Tier 3 Capital consisting of certain short term subordinated debt. In addition, the Federal Reserve Board has issued a policy statement, under which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

         The Federal Reserve Board has also established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than- minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve Board of any specific minimum leverage ratio applicable to it.

         At September 30, 2003, Synovus' total capital ratio was 12.97%, its Tier 1 Capital ratio was 10.30% and its Tier 1 leverage ratio was 9.84%. Assuming the merger had been consummated on September 30, 2003, the total capital ratio of Synovus would have been 12.95%, its Tier 1 Capital ratio would have been 10.29% and its Tier 1 leverage ratio would have been 9.81%. Each of these ratios exceeds the current requirements under the Federal Reserve Board's capital guidelines.

         At September 30, 2003, Peoples' total capital ratio was 10.43%, its Tier 1 Capital ratio was 9.29% and its Tier 1 leverage ratio was 7.45%. Each of these ratios exceeds the current requirements under the Federal Reserve Board's capital guidelines.

         Each of Synovus' and Peoples' banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of September 30, 2003.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action" below.

Commitments to Subsidiary Banks

         Under the Federal Reserve Board's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.

         In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

         The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

     * Well Capitalized - an institution that has a total capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

     * Adequately Capitalized - an institution that has a total capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

     * Undercapitalized - an institution that has a total capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

     * Significantly Undercapitalized - an institution that has a total capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

     * Critically Undercapitalized - an institution whose tangible equity is not greater than 2% of total tangible assets.

         The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines
(1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.

         The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

         The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. See "Prompt Corrective Action" above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

         Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

Gramm-Leach-Bliley Act

         On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.

         In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.

                                 LEGAL MATTERS

         The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this document, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock.

                                     EXPERTS

         The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for goodwill in 2002 and a change in the method of accounting for derivative instruments and hedging activities in 2001.

                                  OTHER MATTERS

         Peoples' board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         Synovus' 2004 annual meeting of shareholders will be held in April 2004. Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the proxy statement for the 2004 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 15, 2003 to consider it for inclusion in the proxy statement for the 2004 annual meeting of shareholders.

         If the merger is not consummated, Peoples will inform its shareholders of the date and time of the 2004 annual meeting of shareholders of Peoples.

                       WHERE YOU CAN FIND MORE INFORMATION

         Synovus files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Synovus files with the SEC at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549, 233 Broadway, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60601-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

         Synovus filed a registration statement to register with the SEC the Synovus common stock to be issued to Peoples shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Synovus. As allowed by SEC rules, this document does not contain all the information you can find in Synovus' registration statement or the exhibits to that registration statement.

         The SEC allows Synovus to "incorporate by reference" information into this document, which means that Synovus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

         This document incorporates by reference the documents set forth below that Synovus has previously filed with the SEC. These documents contain important information about Synovus and its business.

                     Synovus SEC Filings (File No. 1-10312)

     (1) Synovus' Annual Report on Form 10-K for the year ended December 31, 2002, as amended on April 22, 2003;

     (2) Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

     (3) Synovus' Current Reports on Form 8-K dated January 15, 2003, April 16, 2003, July 16, 2003 and October 15, 2003;

     (4) the description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the SEC on August 21, 1989; and

     (5) the description of the shareholder rights plan of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the SEC on April 28, 1999.

         Synovus also incorporates by reference additional documents that may be filed with the SEC between the date of this document and the consummation of the merger or termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

       Synovus has supplied all information contained or incorporated by reference in this document relating to Synovus, and Peoples has supplied all information contained in this document relating to Peoples.

         You can obtain any of the documents incorporated by reference from Synovus, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Synovus at the following addresses:

                             Synovus Financial Corp.
                           901 Front Avenue, Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706) 649-2267

         If you would like to request documents, please do so by _______, 2003 to receive them before the Peoples special meeting.

         You should rely only on the information contained or incorporated by reference in this document. Synovus and Peoples have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated __________, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

        Synovus and Peoples make forward-looking statements in this document, and Synovus makes such statements in its public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:

     * our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     * costs or difficulties relating to the integration of Peoples may be greater than expected;

     *    we lose more deposits, customers, or business than we expect;

     *    competition in the banking industry increases significantly;

     * our integration costs are higher than we expect or our operating costs after the merger are greater than we expect;

     *    the merger does not generate the synergies we expect;

     * technological changes and systems integration are harder to make or more expensive than we expect;

     *    changes in the interest rate environment reduce our margins;

     *    general economic or business conditions are worse than we expect;

     * legislative or regulatory changes occur which adversely affect our business;

     *    changes occur in business conditions and inflation; and

     *    changes occur in the securities markets.

         Management of each of Synovus and Peoples believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Synovus following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Synovus' and Peoples' ability to control or predict.


                         PRO FORMA FINANCIAL INFORMATION

         Pro forma financial information reflecting the acquisition of Peoples by Synovus is not presented in this document since the pro forma effect is not significant.



Acq\Peoples\s-4.doc

                                  Appendix "A"
                          AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER, dated as of the 7th day of October, 2003 (the "Plan" or the "Agreement") by and between SYNOVUS FINANCIAL CORP. ("Synovus") and PEOPLES FLORIDA BANKING CORPORATION ("Peoples").

                                    RECITALS:

       A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of August 31, 2003, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 301,320,726 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 40 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.

       B. Peoples. Peoples has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in Tampa, Florida. As of August 31, 2003, Peoples had 3,000,000 authorized shares of common stock, par value $.10 per share ("Peoples Common Stock"), of which 2,047,184 shares are outstanding as of the date hereof. All of the issued and outstanding shares of Peoples Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Peoples has one wholly-owned banking Subsidiary, Peoples Bank, which Subsidiary is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation and one non-banking subsidiary.

       C. Rights, Etc. Neither Synovus nor Peoples has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except, in the case of Synovus, as described in filings made with the Securities and Exchange Commission ("SEC") and except, in the case of Peoples, as described in its audited financial statements for the year ended December 31, 2002 or in its unaudited financial statements for the period ended June 30, 2003 or except as otherwise disclosed in the Disclosure Schedules referred to in Article III below.

       D. Board Approvals. The respective Boards of Directors of Synovus and Peoples have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of Peoples, the Board of Directors has unanimously voted to recommend to its stockholders that the Plan be approved.

       E. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries taken as a whole.

       F. Material Adverse Effect. For the purposes of this Plan, the capitalized term "Material Adverse Effect" as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that "Material Adverse Effect" shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; or (2) changes which are made and become effective after the date of this Plan in generally accepted accounting principles applicable to banks and their holding companies.

       In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and Peoples adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                  I. THE MERGER

       (A) Structure of the Merger. On the Effective Date (as defined in
Article VII), Peoples will merge (the "Merger") with and into Synovus, with Synovus being the surviving corporation (the "Surviving Corporation") under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code ("Georgia Act") and the Florida Business Corporation Act ("Florida Act"). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.

       (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, subject to paragraph (A)(4) of Article VI, each share of Peoples Common Stock issued and outstanding on the Effective Date, other than shares of Peoples Common Stock as to which dissenters' rights have been duly and validly exercised in accordance with the Florida Act, shall be converted into and exchangeable for the right to receive both:

                  (a) .7478 shares of Synovus Common Stock ("Per Share Stock
                      Consideration"); and

                  (b) cash in an amount equal to $14.65 (the "Per Share Cash
                      Consideration).

       As of the Effective Date, each share of Peoples Common Stock held as treasury stock of Peoples shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

       No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of Peoples Common Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the NYSE on the last business day immediately preceding the Effective Date.

       Each holder of Peoples Common Stock will be entitled to ten (10) votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on October 7, 2003, in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide Peoples with certified copies of such resolutions prior to the Effective Date.

       The shares of Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.

       If, between the date of this Agreement and the Effective Date, the outstanding shares of Synovus Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reorganization, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

       (C) General Procedures. Certificates which represent shares of Peoples Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock or cash pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock or cash into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock or cash into which such shares have been converted.

       As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of Peoples Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock and cash into which such shares of the Peoples Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of Peoples of shares of Peoples Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to Peoples, they shall be canceled and exchanged for the shares of Synovus Common Stock and cash deliverable in respect thereof as determined in accordance with the provisions of paragraph (B) of
Article I and in accordance with the procedures set forth in this paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in paragraph (B) of Article I, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or Peoples with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

       After the Effective Date, holders of Peoples Common Stock shall cease to be, and shall have no rights as, stockholders of Peoples, other than to receive shares of Synovus Common Stock and cash into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock. Until sixty
(60) days after the Effective Date, former shareholders of record of Peoples shall be entitled to vote at any meeting of Synovus shareholders the number of shares of Synovus Common Stock into which their respective Peoples Common Stock are converted regardless of whether such holders have exchanged their certificates pursuant to the Plan.

       Notwithstanding the foregoing, neither Synovus nor Peoples nor any other person shall be liable to any former holder of shares of Peoples Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

       (D) Options. On the Effective Date, each option granted by Peoples to purchase shares of Peoples Common Stock (each a "Peoples Stock Option"), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a

"Synovus Stock Option") in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):

                   (1) The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of Peoples Common Stock subject to the original option multiplied by 1.3372 ("Synovus Option Value Multiple"), unless adjusted pursuant to paragraph (A)(6) of
                            Article VI, provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                   (2) The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of Peoples Common Stock under the original option divided by 1.3372 ("Synovus Option Price Divisor"), unless adjusted pursuant to paragraph (A)(6) of Article VI, provided that such exercise price shall be rounded up to the nearest cent.

       The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

       Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase Peoples Common Stock of the assumption of such options by Synovus and the revisions to the options shall be effected thereby. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase Peoples Common Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of Peoples or its Subsidiaries.


                           II. ACTIONS PENDING MERGER

       (A) Peoples covenants to Synovus that Peoples and its Subsidiaries shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of Peoples Common Stock issued in connection with the exercise of currently outstanding options to purchase shares of Peoples Common Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Peoples; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Peoples or its Subsidiaries; (4) effect a split or reclassification of the capital stock of Peoples or its Subsidiaries or a recapitalization of Peoples or its Subsidiaries; (5) amend the articles of incorporation or bylaws of Peoples or its Subsidiaries; (6) grant any increase in the salaries payable or to become payable by Peoples or its Subsidiaries to any employee and other than normal, annual salary increases to be made with regard to the employees of Peoples or its Subsidiaries; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Peoples or its Subsidiaries, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Peoples or its Subsidiaries or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of their business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiaries with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and Peoples shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiaries to take any action not in the ordinary course of business of it and its Subsidiaries; or (13) directly or indirectly agree to take any of the foregoing actions.

         (B) Synovus covenants to Peoples that without the prior written consent of Peoples, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.


                       III. REPRESENTATIONS AND WARRANTIES

       Synovus hereby represents and warrants to Peoples, and Peoples represents and warrants to Synovus, that, except as previously disclosed in the Synovus and Peoples Disclosure Schedules of even date herewith delivered to the other party:

       (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;

       (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. ss.55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;

       (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate, will not have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

       (D) the shares of capital stock of each of its Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;

       (E) subject, in the case of Peoples, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders, filing of all required governmental filings and notices, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles including the remedies of specific performance or injunctive relief;

       (F) subject to receipt of all required shareholder approvals, filing of all required governmental filings and notice, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute:
(1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of Peoples, both of which are referred to in paragraph (A) of
Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

       (G) in the case of Synovus, since December 31, 2001, it has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the "SEC Reports"), each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirement of the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;

       (H) in the case of Peoples: (1) it has previously delivered to Synovus copies of the financial statements of Peoples, and of Peoples' Subsidiaries, as of and for each of the years ended December 31, 2001 and 2002, and for the period ended June 30, 2003, and Peoples shall deliver to Synovus, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter of Peoples and Peoples' Subsidiaries, the additional financial statements of Peoples and Peoples' Subsidiaries (including, with respect to Peoples Bank, call reports of Peoples Bank) as of and for each subsequent calendar quarter (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of Peoples" and the "Financial Statements of Peoples' Subsidiaries," respectively); and (2) each of the Financial Statements of Peoples and each of the Financial Statements of Peoples' Subsidiaries (including the related notes), have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been and will be consistently applied during the periods involved, except as otherwise noted therein, and all the books and records of Peoples and Peoples' Subsidiaries have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Peoples and each of the Financial Statements of Peoples' Subsidiaries (including the related notes) fairly present or will fairly present the financial position of Peoples on a consolidated basis and the financial position of Peoples' Subsidiaries as of the respective dates thereof and fairly present or will fairly present the results of operations of Peoples on a consolidated basis and the results of operations of Peoples' Subsidiaries for the respective periods therein set forth. Peoples and Peoples' Subsidiaries have no material obligations (contingent or otherwise) except as disclosed in the Financial Statements of Peoples and the Financial Statements of Peoples' Subsidiaries.

       (I) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2002 or disclosed in the notes thereto;

       (J) there has not been the occurrence of one or more events, conditions, actions or statements of fact which have caused a Material Adverse Effect with respect to it since December 31, 2002;

       (K) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

       (L)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

       (M) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;

       (N) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its Subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a "multi-employer plan", as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;

       (O) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

       (P) it knows of no reason why the regulatory approvals referred to in paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such paragraphs (A)(2) and (3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;

       (Q) in the case of Synovus, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2002 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies, and in the case of Peoples, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2002 was, and its reserve for possible loan and lease losses as shown in its unaudited quarterly financial statements prepared for all quarters ending prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;

       (R) it and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

       (S) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

       (T) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;

       (U) other than services provided by Hovde Financial, L.L.C., which has been retained by Peoples and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;

       (V) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of Peoples in the Merger (the "Registration Statement"); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with Peoples' meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

       (W) for purposes of this section, the following terms shall have the indicated meaning:

       "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

       "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

       "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or Peoples as applicable, or any of their respective Subsidiaries.

              (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

       (X) in the case of Peoples, all securities issued by it (or any other person), convertible into Peoples Common Stock shall, as a result and upon consummation of the Merger be convertible only into Synovus Common Stock.


                                  IV. COVENANTS

       Synovus hereby covenants to Peoples, and Peoples hereby covenants to Synovus, that:

       (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

       (B) in the case of Peoples, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing that to do so would constitute a breach of fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

       (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

       (D) Synovus will advise Peoples, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

       (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

       (F) subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

       (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;

       (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

       (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Georgia Department of Banking and Finance ("Georgia Department"), the Florida Department of Financial Services ("Florida Department") and to such other regulatory agencies as required by law;

       (J) it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;

       (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten (10) votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

       (L) following the Effective Date, Synovus shall continue to provide generally to officers and employees of Peoples and its Subsidiaries employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, "Employee Benefits"), on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Peoples and its Subsidiaries. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of Peoples and its Subsidiaries Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which Peoples participates after the Effective Date, Synovus agrees: (1) to treat service by Peoples employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of Peoples upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of Section 5000(b)(i) of the Code;

       (M) in the case of Synovus, it shall promptly furnish Peoples with copies of all documents filed prior to the Effective Date with the SEC and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger and, in the case of Peoples, it will furnish to Synovus, promptly after the preparation and/or receipt by Peoples thereof, copies of its unaudited monthly financial statements and shall furnish to Synovus, promptly after the preparation and/or receipt by Peoples or its Subsidiaries copies of all monthly financial statements of its Subsidiaries, and all call reports of Peoples Bank for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Synovus, be treated for purposes of paragraph (H) of Article III hereof, as among the Financial Statements of Peoples and Financial Statements of Peoples' Subsidiaries;

       (N) Peoples shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the Peoples shareholders' meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Peoples Common Stock held by such "affiliate" except as contemplated by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such "affiliate" in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of Peoples will bear an appropriate legend reflecting the foregoing;

       (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

       (P) in the case of Synovus, it shall take no action which would cause the shareholders of Peoples to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in paragraph (A)(8) of Article V;

       (Q) Peoples will, within thirty (30) days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a Phase I environmental site assessment of the banking facilities currently owned by Peoples upon which Peoples is conducting a banking business, which assessment shall meet the standards of ASTM E1527-00 and shall include at a minimum a site history, on-site inspection, asbestos sampling of presumed asbestos containing material, evaluation of surrounding properties and soil tests if the results of the Phase I indicate a need therefor; and (b) a transaction screen that meets the standards of ASTM E 1528 for the property that Peoples leases, and in addition, Peoples agrees to conduct a Phase I assessment of the leased property if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties accruing to Peoples or Peoples' successor. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the Phase I assessments and transaction screen satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within fifteen (15) days after receipt of these reports, Synovus shall notify Peoples in writing whether or not, in the reasonable judgment of Synovus, the potential liabilities identified in such reports will have a Material Adverse Effect on Peoples. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on Peoples, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given Peoples good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

       (R) Prior to the Effective Date, Peoples shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by Peoples to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;

       (S) (1) In the case of Synovus, subject to the conditions set forth in paragraph (S)(2) below, for a period of four (4) years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from Peoples and its Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida law and by Peoples' and its Subsidiaries' Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party;

           (2) Any Indemnified Party wishing to claim indemnification under paragraph (S)(1) above Article IV(S)(1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this paragraph (S)(2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent, which will not unreasonably be withheld; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; and

       (T) prior to the Effective Date, Peoples will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

                          V. CONDITIONS TO CONSUMMATION

      (A) The respective obligations of Synovus and of Peoples to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

           (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Peoples in accordance with applicable law and Peoples shall have furnished to Synovus certified copies of resolutions duly adopted by Peoples' shareholders evidencing the same;

           (2) the procurement by Synovus and Peoples of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and the Florida Department;

           (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in paragraphs (A)(2) and
(A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or Peoples;

           (4) the satisfaction of all other statutory or regulatory requirements, including the requirements of NYSE or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the Plan;

           (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

           (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

           (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

           (8) each party shall have received an opinion ("Tax Opinion") from KPMG LLP, certified public accountants ("KPMG"), on or before the Effective Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or Peoples as a result of the Merger; and (ii) gain, but not loss, will be recognized by each shareholder of Peoples who exchanges his or her shares of Peoples Common Stock for shares of Synovus Common Stock pursuant to the Merger equal to the lesser of (A) the cash received by such shareholder or (B) the gain realized (but not less than zero) by such shareholder from such exchange, which will equal the sum of the cash and the fair market value of the Synovus Common Stock received by such shareholder over such shareholder's basis in his or her Peoples Common Stock; and

           (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG, in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in paragraph (A)(8) of this Article V.

       (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

           (1) the representations and warranties of Peoples contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);

           (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Peoples or its Subsidiaries: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect, or which may be foreseen to have a Material Adverse Effect on, either Peoples or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

           (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Peoples which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on Peoples;

           (4) David W. Dunbar shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Dunbar which will become effective as of the Effective Date;

           (5) on the Effective Date, Peoples Bank will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

           (6) on the Effective Date, Peoples will have a non-performing assets ratio (with such ratio to be determined as follows: nonaccrual and restructured loans plus other real estate divided by total loans net of unearned income plus other real estate) of not more than .50%, an annualized charge off ratio (based on the six month period ending on the Effective Date) of not more than .25% and an allowance for loan losses which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

           (7) Peoples shall have delivered to Synovus the environmental reports referenced in Article IV(R);

           (8) the results of any regulatory exam of Peoples and its Subsidiaries occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus; and

           (9) each of the officers and directors of Peoples shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against Peoples other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.

       (C) The obligation of Peoples to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

           (1) the representations and warranties of Synovus contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);

           (2) the listing for trading of the shares of Synovus Common
Stock which shall be issued pursuant to the terms of this Plan on the NYSE, shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted a resolution granting 10 votes per share with respect to the shares constituting the Stock Consideration under this Agreement;

           (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of Peoples, would have a Material Adverse Effect on, or which may be foreseen to have a material Adverse Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

           (4) Peoples shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Peoples, is materially at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Peoples, has or will have a Material Adverse Effect on Synovus;

           (5) Peoples shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;

           (6) Peoples shall have received from Hovde Financial, L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Cash Consideration and the Per Share Stock Consideration are fair, from a financial point of view, to the holders of Peoples Common Stock; and

           (7) Synovus shall not have issued any shares of stock with preferences superior to those of the Synovus Common Stock to be issued to the shareholders of Peoples in connection with the Merger.

                                 VI. TERMINATION

       A. The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of Peoples:

           (1) by the mutual consent of Synovus and Peoples, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

           (2) by Synovus or Peoples if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

           (3) by Synovus or Peoples if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by March 31, 2004 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate; and

           (4) by Peoples if the closing price of Synovus Common Stock on the NYSE decreases by more than 15% from $24.12 and such decrease as measured from August 19, 2003 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., SouthTrust Corporation, Compass Bancshares, Inc., Hibernia Corporation, The Colonial BancGroup, Inc., Regions Financial Corporation, Union Planters Corporation, AmSouth, National Commerce, and First Tennessee National on any date of determination, including the Effective Date, by more than 15 percentage points. Synovus shall perform such calculation on a monthly basis and notify Peoples of any such change and Peoples shall thereafter have ten business days in which to make a determination to terminate this Agreement;

           (5) by Synovus, if the closing price of Synovus Common Stock on the NYSE exceeds $24.12 by 15% or more and such percentage increase over $24.12, as measured from the first date the closing price of Synovus Common Stock on the NYSE exceeds $24.12, exceeds the change in the aggregate closing price per share of the index of Southeastern Bank Holding Company stocks in the paragraph (A)(4) above, on any date of determination, including the Effective Date, by more than 15 percentage points. Synovus shall perform such calculation on a monthly basis and notify Peoples of any such change and Synovus shall thereafter have ten business days in which to make a determination to terminate this Agreement.

           (6) by Peoples,

                (a) if, during the five (5) business days immediately prior to the Effective Date, the Total Cash Consideration is greater than fifty-five percent (55%) of the Tax-Free Calculation Denominator such that the KPMG cannot issue the Tax Opinion pursuant to paragraph (A)(8) of Article V, then Peoples can either terminate the Agreement or negotiate with Synovus to adjust the Per Share Cash Consideration and/or the Per Share Stock Consideration as well as the Synovus Option Value Multiple and the Synovus Option Price Divisor so as to enable KPMG to issue the Tax Opinion.

                (b)      Definitions:

                         (i)     "Tax-Free Calculation Denominator"
                                 shall be equal to the sum of the
                                 Total Cash Consideration plus the
                                 Total Stock Consideration.

                         (ii)    "Total Cash Consideration" shall be
                                 equal to the Per Share Cash
                                 Consideration multiplied by
                                 2,047,184 (or the then outstanding
                                 number of shares of Peoples Common
                                 Stock), plus any additional cash
                                 paid by Synovus pursuant to
                                 dissenters rights exercised in
                                 accordance with the Florida Act.

                         (iii)   "Total Stock Consideration" shall be
                                 equal to the Per Share Stock
                                 Consideration multiplied by
                                 2,047,184 (or the then outstanding
                                 number of shares of Peoples Common
                                 Stock), multiplied by the closing
                                 price of Synovus Common Stock on the
                                 New York Stock Exchange on the
                                 Effective Date.

       B. In the event of the termination and abandonment of this Agreement pursuant to paragraph (A) of Article VI of this Agreement, this Agreement shall become void and have no effect, except as set forth in paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1) Peoples shall be entitled to a cash payment from Synovus for Peoples' reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from Peoples for Synovus' reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Peoples to satisfy any of its representations, warranties or covenants set forth herein.

                               VII. EFFECTIVE DATE

       The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and the Department of State of Florida.

                               VIII. OTHER MATTERS

       (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for paragraph (S) of Article III, and paragraph (N) of Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in paragraph (G) of Article IV, paragraph (B) of Article VI and paragraphs (E) and (F) of this Article shall survive such termination.

       (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

       (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

       (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

       (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

       (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

       (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

       If to Synovus:
                                    Mr. Thomas J. Prescott
                                    Chief Financial Officer
                                    Synovus Financial Corp.
                                    901 Front Avenue, Suite 301
                                    Columbus, Georgia 31901
                                    Fax (706) 649-2342

       With a copy to:
                                    Ms. Kathleen Moates
                                    Senior Deputy General Counsel
                                    Synovus Financial Corp.
                                    901 Front Avenue, Suite 202
                                    Columbus, Georgia 31901
                                    Fax (706) 644-1957

       If to Peoples:
                                    David W. Dunbar
                                    President and Chief Executive Officer
                                    32845 U.S. Highway 19
                                    Palm Harbor, FL  34684

       With a copy to:
                                    Cathi C. Wilkinson
                                    Pennington, Moore, Wilkinson, Bell &
                                    Dunbar, P.A.
                                    P.O. Box 10095
                                    Tallahassee, FL  32302-2095

       (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

       (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

       (J) This Plan may not be assigned by either party hereto without the written consent of the other party.


       In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                  SYNOVUS FINANCIAL CORP.

                  By:      /s/ Thomas J. Prescott
                           -----------------------------------------------------

                           Title:   Executive V.P. and CFO
                                    --------------------------------------------


                  Attest:  /s/Kathy Moates
                          ------------------------------------------------------

                           Title:   Assistant Secretary
                                    --------------------------------------------



                  PEOPLES FLORIDA BANKING CORPORATION


                  By:      /s/David W. Dunbar
                           -----------------------------------------------------

                           Title:   Chairman and CEO
                                   ---------------------------------------------


                  Attest:  /s/William B. Bard
                           -----------------------------------------------------

                           Title:   Senior V.P. and CFO
                                   ---------------------------------------------



acq\Peoples\ appendix A.doc

                                  Appendix "B"
                                Florida Statutes
                               Dissenters' Rights

607.1301 Dissenters' rights; definitions. -- The following definitions apply to ss. 607.1302 and 607.1320

(1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s.607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 Right of shareholders to dissent. --

(1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party:

                  1. If the shareholder is entitled to vote on the merger, or

                  2. If the corporation is a subsidiary that is merged with its parent under s.607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s.607.1104;

         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s.607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;


         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                  1. Altering or abolishing any preemptive rights attached to any of his or her shares;

                  2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                  3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                  4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                  5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

                  6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

                  7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

(2)      A shareholder dissenting from any amendment specified in paragraph
         (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

(3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

(4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

(5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 Procedure for exercise of dissenters' rights. --

(1)(a)   If a proposed corporate action creating dissenters' rights under s.
         607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss.607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

         1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

         2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

   (b)   If proposed corporate action creating dissenters' rights under s.
         607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss.607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

(2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

(3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

(4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a)      Such demand is withdrawn as provided in this section;

         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

(5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

(6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

(7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

(8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

(9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

(10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.






Peoples\appendixB.doc

                                  Appendix "C"

                              Hovde Financial LLC
                    Investment Bankers & Financial Advisors




October 7, 2003



Board of Directors
Peoples Florida Banking Corporation
32845 U.S. Highway 19 North
Palm Harbor, FL 34684


Dear Members of the Board:

         We understand that Synovus Financial Corporation ("Synovus"), a Georgia corporation, and Peoples Florida Banking Corporation ("Peoples"), a Florida corporation, have entered into an Agreement and Plan of Merger (the "Agreement") dated October 7, 2003, pursuant to which the Board of Directors of both Synovus and Peoples have determined that it is in the best interests of their respective shareholders to merge their respective holding companies in a transaction pursuant to which Peoples will be merged with and into Synovus (the "Merger"). As set forth in paragraphs (B)(a) and (B)(b) of Article I of the Agreement, at the Effective Date of the Merger (as defined in the Agreement) each share of Peoples Common Stock issued and outstanding on the Effective Date shall be converted into and exchangeable for the right to receive both 0.7478 shares of Synovus Common Stock ("Per Share Stock Consideration") and cash in the amount equal to $14.65 ("Per Share Cash Consideration"). Additionally, each Peoples Stock Option outstanding shall be converted into an option to purchase shares of Synovus Common Stock pursuant to Article I, paragraphs (D)(1) and (D)(2) of the Agreement. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger to the shareholders of Peoples.

         Hovde Financial LLC ("Hovde"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Peoples, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We are also familiar with Synovus, through our continued Merger negotiations and due diligence.





1826 Jefferson Place, N.W. * Washington, DC 20036 * Telephone 202.775.8109
* Facsimile 202.775.8365
1629 Colonial Parkway * Inverness, IL 60067 * Telephone 847.991.6622
* Facsimile 847.991.5928
1801 North Flagler Drive * Suite 207 * West Palm Beach Fl 33407 * Telephone
561.659.0061 * Facsimile 561.805.9889

                                      C-1
Board of Directors
Peoples Florida Banking Corporation
October 7, 2003
Page 2 of 4


         We were retained by Peoples to act as its financial advisor in connection with the Merger. We will receive compensation from Peoples in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Peoples has agreed to indemnify us for certain liabilities arising out of our engagement.

         During the course of our engagement and for the purposes of the opinion set forth herein, we have:

          (i)     reviewed the Agreement;

          (ii) reviewed certain historical publicly available business and financial information concerning Synovus and Peoples;

          (iii) reviewed certain internal financial statements and other financial and operating data concerning Synovus and Peoples;

          (iv) analyzed certain financial projections prepared by the managements of Synovus and Peoples;

          (v) conducted meetings with members of the senior management of Synovus and Peoples for the purpose of reviewing the future prospects of Synovus and Peoples, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the Merger;

          (vi) evaluated the pro forma contribution of Peoples's assets, liabilities, equity and earnings to the pro forma company;

          (vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

          (viii) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

                                      C-2

Board of Directors
Peoples Florida Banking Corporation
October 7, 2003
Page 3 of 4


          (ix) performed such other analyses and considered such other factors as we have deemed appropriate.

         We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Synovus and Peoples and in the discussions with the Synovus and Peoples management teams. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Synovus and Peoples and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Synovus and Peoples are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Synovus or Peoples. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Synovus and Peoples and we were not furnished with any such evaluations or appraisals.

         We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase-of-interests under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Synovus and Peoples. In rendering this opinion, we have been advised by Synovus and Peoples and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Peoples or the contemplated benefits of the Merger that would have a material adverse effect on Synovus or the surviving corporation. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Synovus or the surviving corporation after the Merger.

                                      C-3

Board of Directors
Peoples Florida Banking Corporation
October 7, 2003
Page 4 of 4


         Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

         This letter is solely for the information of the Board of Directors of Peoples and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Peoples Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

         Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Per Share Stock Consideration and the Per Share Cash Consideration detailed in the Agreement and payable to the shareholders of Peoples by Synovus is fair for Peoples' shareholders, from a financial point of view.

                                                Sincerely,

                                                /s/Hovde Financial LLC

                                                HOVDE FINANCIAL LLC




                                      C-4

                                  Appendix "D"


KPMG [Logo]
         303 Peachtree Street                             Telephone 404.222.3000
         Suite 2000                                       Fax 404.222.3050
         Atlanta, GA 30308



November 18, 2003

Board of Directors
Synovus Financial Corp.
901 Front Avenue
Suite 301
Columbus, GA  31901

Board of Directors
Peoples Florida Banking Corporation
32845 U. S. Highway 19
Palm Harbor, FL 34682

Ladies and Gentlemen:

You have requested the opinion of KPMG LLP ("KPMG") regarding certain federal income tax consequences resulting from the merger of Peoples Florida Banking Corporation ("Peoples") with and into Synovus Financial Corp. ("Synovus"), a bank holding company (the "Merger"). Upon the consummation of the Merger, the separate existence of Peoples will cease and Peoples shareholders will receive a combination of Synovus Common Stock and cash, as described in the Merger Agreement.

You have submitted for our consideration:

*    certain representations as to the proposed transactions;
* a copy of the Agreement and Plan of Merger, dated October 7, 2003 (the "Merger Agreement"); and
* a copy of the Form S-4 Registration Statement filed with the SEC (the Merger Agreement and the Form S-4 collectively being the "Documents").

We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the description of the steps in the Documents.

You have the consent of KPMG LLP to include a copy of this opinion letter in the Form S-4 Registration Statement relating to the merger discussed in this opinion letter.

                                                               November 18, 2003
                                                                          Page 2

                            Facts and Representations

Synovus is a registered bank holding company organized under the laws of the State of Georgia. Synovus has authorized 600,000,000 shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 301,441,645 shares were outstanding as of September 30, 2003.

Peoples has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in Tampa, Florida. As of August 31, 2003, Peoples had 3,000,000 authorized shares of common stock, par value $.10 per share ("Peoples Common Stock"), of which 2,047,184 shares are outstanding on September 30, 2003. Peoples has one wholly-owned banking Subsidiary, Peoples Bank, which subsidiary is an "insured institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation and one non-banking subsidiary.

For valid corporate business purposes, pursuant to the Merger Agreement and on the Effective Date (as that term is defined in the Merger Agreement), Peoples will merge with and into Synovus, with Synovus being the surviving corporation.

The Merger Agreement provides that upon the Merger, subject to provisions of the Merger Agreement, each share of Peoples Common Stock outstanding as to which a dissenter's right has not been duly and validly exercised shall be converted into and exchangeable for the right to receive, as provided in and subject to provisions of the Merger Agreement: (1) .7478 shares of Synovus Common Stock ("Per Share Stock Consideration") and (2) $14.65 in cash ("Per Share Cash Consideration").

Synovus will not issue any fractional shares of Synovus Common Stock in connection with the Merger. Instead, each holder of Peoples Common Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the last business day immediately preceding the Effective Date of the Merger.

On the Effective Date, each option granted by Peoples to purchase shares of Peoples Common Stock (each a "Peoples Stock Option"), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a "Synovus Stock Option") in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option): (1) the number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of Peoples Common Stock

                                                               November 18, 2003
                                                                          Page 3


subject to the original option multiplied by 1.3372, (unless otherwise adjusted pursuant to the terms of the Merger Agreement) provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and (2) the exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of Peoples Common Stock under the original option divided by 1.3372, (unless otherwise adjusted pursuant to the terms of the Merger Agreement) provided that such exercise price shall be rounded up to the nearest cent. The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986 (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

Effective April 27, 1999, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights ("poison pill rights"), i.e. rights to acquire the stock of Synovus or its successor. Under the terms of the plan, holders of Synovus Common Stock received a poison pill right for each share of Synovus Common Stock held by them. A shareholder's ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 15% or more, of Synovus Common Stock by a corporation or individual (the "acquiring person") without the approval of Synovus's Board of Directors.

In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15% or more of the outstanding shares of Synovus Common Stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. In addition, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 5, 2009.

Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of a poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

If, after the rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15%

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                                                               November 18, 2003
                                                                          Page 4


or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A "flip-over" event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.

In the event that, subsequent to the date of the Merger Agreement but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

The Merger has been approved by the Boards of Directors of Peoples and Synovus and is subject to the receipt of regulatory approval from appropriate parties, including the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and by the Florida Department of Financial Services.

In addition to the foregoing statement of facts, Synovus and/or Peoples have made the following representations, as applicable, to KPMG in connection with the Merger. KPMG has not independently verified the completeness and accuracy of any of the following representations. KPMG is relying on these representations in rendering the opinion contained herein.

With Respect to the Merger

(a) The fair market value of Synovus Common Stock and other consideration, if any, received by each shareholder of Peoples will be approximately equal to the fair market value of Peoples Common Stock surrendered in the exchange.

(b) None of Synovus, Peoples, or any subsidiary or related person has any plan or intention to reacquire any of Synovus shares issued in the Merger or (other than the share for share exchanges described above) to acquire any share of Peoples prior to the Merger. Peoples is not aware of any plan or intention on the part of its shareholders to sell Peoples Common Stock to Peoples, Synovus, or any person related to Peoples or Synovus prior to the transaction, or to sell Synovus Common Stock to any such person after the transaction. In addition, Peoples does not intend to redeem any Peoples Common Stock or declare an extraordinary dividend with respect to Peoples Common Stock prior to the transaction.

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                                                               November 18, 2003
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       For purposes of this representation, two persons are "related" if the persons are corporations and either immediately before or immediately after a transaction are members of the same "affiliated group." "Affiliated group" for these purposes generally means two or more corporations currently linked or which pursuant to a plan will be linked with a common parent through ownership chains comprising at least 80 percent of the voting power of each corporation and 80 percent of the value of each corporation's shares. In addition, "related person" includes two or more corporations for whom a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation. This treatment as a distribution in redemption occurs (a) when a person holding any amount of shares in a parent corporation or, (b) when a person in control of each of two corporations sells shares of one controlled corporation to the other corporation. For these purposes, "control" means the ownership of shares possessing at least 50 percent of the value (or vote) of all classes of shares. Ownership of shares is determined with reference to constructive ownership provisions, which attribute ownership between corporations and their five-percent or greater shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family. In the case of an acquisition by a partnership, each partner shall be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership in accordance with that partner's interest in the partnership.

(c) Synovus has no plan or intention to sell or otherwise dispose of any of the assets of Peoples acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C). (Unless otherwise stated, all "Section" and "Regulation Section." references herein are to the Internal Revenue Code of 1986, as amended, and the regulations thereunder.)

(d) The liabilities of Peoples assumed by Synovus and the liabilities to which the transferred assets of Peoples are subject were incurred by Peoples in the ordinary course of its business.

(e) Following the Merger, Synovus will continue the historical business of Peoples (including the business of its subsidiaries) or use a significant portion of the historic business assets of Peoples (including the historic business assets of its subsidiaries) in a business.

(f) Synovus, Peoples, and the shareholders of Peoples will pay their respective expenses, if any, incurred in connection with the Merger.

(g) No inter-corporate indebtedness exists between Synovus and Peoples that was issued, acquired, or will be settled at a discount.

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                                                               November 18, 2003
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(h)    No two parties to the Merger are investment companies as defined in
       Section 368(a)(2)(F)(iii) and (iv). For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent or more of the value of whose total assets are stock and securities and eighty percent or more of the value of whose total assets are assets held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent or more of the combined voting power of all classes of stock entitled to vote or fifty percent or more of the total value of shares of all classes of stock outstanding. In determining total assets for purposes of this representation, there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for the purposes of ceasing to be an investment company.

(i) On the date of the Merger, the fair market value of the assets of Peoples transferred to Synovus will equal or exceed the sum of the liabilities assumed by Synovus, plus the amount of liabilities, if any, to which the transferred assets are subject.

(j)    No event has occurred that would make the poison pill rights exercisable.

(k) Neither Synovus nor Peoples is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(l) None of the compensation received by any shareholder-employees of Peoples will be separate consideration for, or allocable to, any of their shares of Peoples Common Stock; none of the shares of Synovus Common Stock received by any shareholder-employee of Peoples will be separate consideration for, or allocable to, any employment agreement and the compensation paid to any shareholder-employees of Peoples will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

(m) The distribution of cash proceeds to Peoples shareholders in lieu of fractional shares of Synovus will be made solely for the purpose of avoiding the expense and inconvenience to Synovus of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that Synovus will pay in the transaction to Peoples shareholders instead of issuing fractional shares will not exceed one percent of the total consideration that Synovus will issue in the transaction to Peoples shareholders in exchange for their shares of Peoples. The fractional share interests of each Peoples shareholder will be aggregated, and

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                                                               November 18, 2003
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       no Peoples shareholder will receive cash in an amount equal to or greater than the value of one full share of Synovus Common Stock.

(n) Synovus Common Stock issued pursuant to the Merger will represent at least 45% of the value of the consideration received by Peoples shareholders (including cash in lieu of fractional shares). This representation is true even if the poison pill rights are not treated as part of Synovus Common Stock, but rather as other property.

(o) On November 17, 2003, and the Effective Date, the exercise of the poison pill rights is remote and speculative.

(p) The Merger will qualify as a statutory merger under Georgia and Florida law.

(q)    Synovus will be the surviving entity as a result of the Merger.

(r)    The Merger is being effected for bona fide corporate business reasons.

(s) The Merger Agreement represents the full and complete agreement among Synovus and Peoples regarding the Merger and there are no other written or oral agreements regarding the Merger, except as otherwise described in the Documents.

(t) Synovus and Peoples adopted the Merger Agreement as their plan of reorganization.

(u) The excess of the aggregate fair market value of the Synovus Stock Options immediately after the exchange over the aggregate option price of such shares is not more than the excess of the aggregate fair market value of the Peoples Stock Options immediately before the exchange over the aggregate option price of such shares, and a Synovus Stock Option does not give the employee additional benefits which he did not have under a Peoples Stock Option.

(v) At the time of the Merger, no Peoples shareholder will own more than 1% of the then outstanding Synovus Common Stock. Ownership of Synovus Common Stock is determined with reference to constructive ownership provisions of Section 318, which attribute ownership between corporations and their shareholders, partnerships and their partners, and trusts and their beneficiaries, and between certain members of a family.

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                                                               November 18, 2003
                                                                          Page 8


                                   Discussion

Classification as a Reorganization

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of the United States, a state or territory, or the District of Columbia. Regulation Section 1.368-2(b). Based on representation "p" above, the Merger will qualify as a statutory merger under Georgia and Florida law and will thus satisfy the statutory merger requirement.

Requisite to all reorganizations under Section 368(a)(1) are a (1) valid business purpose; (2) continuity of the business enterprise under the modified corporate form; and (3) continuity of interest in the corporation surviving the merger. Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another. Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

With respect to the valid business purpose requirement, Regulation Section 1.368-2(g) states that reorganizations must be "undertaken for reasons germane to the continuation of the business of a corporation," and that the statute "contemplates genuine corporate reorganizations which are designed to effect a readjustment of continuing interests under modified corporate forms." Based on the statement of facts and representation "r" above, the Merger is being effected for bona fide business purposes and thus will satisfy the valid business purpose requirement.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historical business or use a significant portion of the transferor corporation's historical business assets. Regulation Section 1.368-1(d)(2). Based on representation "e" above, Synovus intends to continue the historical business of Peoples so that the Merger will satisfy the continuity of business enterprise requirement.

With respect to the continuity of interest requirement, the regulations under
Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy such requirement. However, the Service has promulgated a safe harbor for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation
Section 1.368-1(b) is satisfied if:

      There is continuing interest through stock ownership in the acquiring or transferee corporation...on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the

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                                                               November 18, 2003
                                                                          Page 9

      reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring or transferee corporation...which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferee corporation have a continuing interest through stock ownership in the acquiring or transferor corporation...which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent test of the revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a common stock ownership in the acquiring corporation equal to less than 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation. Rev. Rul. 61-156, 1961-2 C.B. 62. Thus, the Supreme Court in John A. Nelson C. v. Helvering, 296 U.S. 374 (1935), 36-1 U.S.T.C. para 9019, held that a reorganization satisfied the continuity of interest requirement even though the shareholders of the acquired corporation received only 38.8 percent of their total consideration in the form of stock, in that case nonvoting preferred stock, of the acquiring corporation. Based on representation "n" above, at least 45 percent of the value of consideration received by the Peoples shareholders will consist of Synovus Common Stock. In addition, based on representation "b" above, there will be no transactions that could cause the continuity of interest requirement to be failed under Regulation Section 1.368-1(b). Accordingly, the Merger will meet the continuity of interest requirement.

In that (1) the merger of Peoples with and into Synovus will qualify as a statutory merger under Georgia and Florida law; (2) the Merger is motivated by a valid business purpose as stated in the above facts; (3) after the transaction, Synovus will continue the historical business of Peoples; and (4) Peoples shareholders will exchange for Synovus Common Stock an amount of Peoples Common Stock meeting the continuity of shareholder interest test; the merger of Peoples with and into Synovus will constitute a reorganization within the meaning of
Section 368(a)(1)(A). Synovus and Peoples will each be "a party to a reorganization" within the meaning of Section 368(b).

Federal Income Tax Consequences to Exchanging Shareholders

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation that is a party to a reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation that is a party to

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                                                               November 18, 2003
                                                                         Page 10




the reorganization. Section 356(a)(1) in relevant part provides that, if money or other property is received in an exchange to which Section 354 would otherwise apply, then the recipient shall recognize gain, if any, to the extent of the sum of the money and the fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend. Section 356(a)(2). No loss will be recognized on the exchange. Section 356(c).

The payment of cash in lieu of fractional share interests of Synovus Common Stock will be treated as if the fractional share interests of Synovus Common Stock were distributed as part of the Merger to Peoples shareholder and then redeemed by Synovus. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed.
Section 302(a), Rev. Rul. 66-365, 1966-2 C.B.116 and Rev. Proc. 77-41, 1977-2
C.B. 574.

Based on the Merger's qualification under Section 368(a)(1)(A), Peoples common shareholders will recognize gain only to the extent of cash received in the Merger. Section 356(a)(1). The tax basis these Peoples common shareholders will have in their newly received Synovus Common Stock (including the fractional shares of Synovus Common Stock they are deemed to receive) will be the same as their tax basis in Peoples Common Stock immediately prior to the merger under
Section 358(a), less the value of any other property received (not including the cash received in lieu of fractional shares), plus any gain (including gain treated as a dividend, but not gain associated with the fractional shares) that is recognized on the exchange. Section 358(a).

If the property received in an exchange (i.e., Synovus Common Stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

This tacking of the previous holding period applies only if the property exchanged (i.e., Peoples Common Stock) was a capital asset in the taxpayer's hands at the time of the exchange. Section 1223(1). The status of the property as capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her Peoples Common Stock is a capital asset, then each Peoples shareholder will be able to include his or her respective ownership period of Peoples Common Stock in determining the holding period of Synovus Common Stock received in the proposed transaction.

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                                                               November 18, 2003
                                                                         Page 11

Poison Pill Rights

The shares of Synovus Common Stock to be issued to Peoples shareholders entitle such shareholders to receive the poison pill rights, which will become exercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from Synovus Common Stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of Synovus Common Stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of common stock incorporating a poison pill rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of common stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for common stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, PLR 9040042, PLR 9120006, and PLR 199904013
(among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property that would give rise to current tax to the shareholders. The terms of the poison pill plan described in the ruling are comparable to the terms of Synovus plan. This ruling is a published ruling, and therefore, may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill

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                                                               November 18, 2003
                                                                         Page 12


rights are other property, then gain, if any, realized by a common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.

                                    Opinions

Based solely on the Documents, the above Facts and Representations and subject to the Scope of the Opinions below, it is the opinion of KPMG that:

Federal Income Tax Consequences

(1)      The Merger will constitute a reorganization within the meaning of
         Section 368(a).

(2) Peoples and Synovus will each be a party to the reorganization within the meaning of Section 368(b).

(3) Synovus will recognize no gain or loss upon the receipt of the assets of Peoples, a party to the reorganization, subject to its liabilities, in exchange for cash and its common stock in the Merger. Section 1032(a); Treas. Reg. Section 1.1032-1.

(4) Peoples's shareholders will recognize gain, if any, as a result of the Merger, only to the extent of the cash (other than cash received in lieu of fractional shares) received for their stock in Peoples, pursuant to the Merger Agreement. Section 354(a)(1); Section 356(a)(1). Any gain recognized by a Peoples shareholder will be capital gain provided that such Peoples shareholder held their Peoples Common Stock as a capital asset on the date of the Merger. Any capital gain recognized will be long-term capital gain, if such Peoples shareholder held their Peoples Common Stock for more than one year as of the date of the Merger.

(5) We believe it is more likely than not that Synovus' poison pill rights plan adopted April 27, 1999, will be treated for federal income tax purposes as an attribute of Synovus Common Stock, a right that is inseparable from other rights inherent in the stock, that does not constitute "other property" within the meaning of Section 356(a) received by the Peoples common shareholders in exchange for their Peoples Common Stock, and, the Peoples shareholders will not recognize gain for federal income tax purposes attributable to the poison pill rights upon the Merger. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event that the Service ultimately establishes that such poison pill rights constitute other property, then Peoples shareholders, who realize gain on the exchange of their shares for Synovus Common Stock, will recognize such gain to the extent of the value of the poison pill rights received.

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                                                               November 18, 2003
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(6)      The basis of a share of Synovus Common Stock received by a shareholder of Peoples (including any fractional share interests which they are deemed to receive under opinion (8), below) will be the same as the basis in Peoples Common Stock surrendered in the exchange therefor decreased by the amount of money and value of other property (but not including cash received in lieu of fractional shares) received and increased by the amount of any gain recognized (including gain treated as a dividend, but not gain associated with the fractional shares).
         Section 358(a)(1).

(7) The holding period of a share of Synovus Common Stock received by a shareholder of Peoples (including any fractional share interests that they are deemed to receive under opinion (8), below) will include the shareholder's holding period of Peoples Common Stock surrendered in exchange therefor, provided that the Peoples Common Stock is held as a capital asset in the hands of the shareholder of Peoples on the date of the Merger. Section 1223(1).

(8) The payment of cash in lieu of fractional share interests of Synovus Common Stock will be treated as if the fractional share interests of Synovus Common Stock were distributed as part of the Merger to the Peoples shareholder and then redeemed by Synovus. The cash payments will be treated as having been received as distributions in full payment for the fractional share interests redeemed as provided in
         Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41,
         1977-2 C.B. 574.

(9) Peoples will recognize no gain or loss upon the transfer of its assets, subject to its liabilities, to Synovus in the Merger. Sections 357(a) and 361(a). The deemed distribution of qualified property by Peoples to its shareholders will be nontaxable. Section 361(c). Peoples will recognize no gain upon the distribution of any other consideration received from Synovus because such property will have a fair market value tax basis. Section 358(a)(2).

(10) The basis of the assets of Peoples in the hands of Synovus will be the same, in each instance, as the basis of such assets in the hands of Peoples immediately prior to the Merger. Section 362(b).

(11) The holding period of the assets of Peoples in the hands of Synovus will include, in each instance, the period during which Peoples held such assets immediately prior to the Merger. Section 1223(2).

(12) For purposes of Section 381, Synovus will be the acquiring corporation in the Merger. Treas. Reg. Section 1.381(a)-1(b)(2). Thus, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384,

                                      D-13
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                                                               November 18, 2003
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         and the regulations thereunder, Synovus will succeed to and take into account the items of Peoples described in Section 381(c). Section 381(a) and Treas. Reg. Section 1.381(a)-1.

State Income Tax Consequences

It is our opinion that the State of Florida for income tax purposes will treat the Merger in the same manner as treated under the Internal Revenue Code for federal income tax purposes as set forth in the Opinions relating to Federal Income Tax Consequences contained in this opinion letter. Fla. Stat. chs. 220.11, 12 and 13; Fla. Admin. Code Ann. r. 12C-1.0511.

It is our opinion that the State of Georgia for income tax purposes will treat the Merger in the same manner as treated under the Internal Revenue Code for federal income tax purposes as set forth in the Opinions relating to Federal Income Tax Consequences contained in this opinion letter. Ga. Code Ann. Sections 48-7-21 and -27.

                              Scope of the Opinions

The opinions contained herein are effective as of the Effective Date of the Merger and are based upon the facts, assumptions and representations set forth in this letter, as well as the information contained in the Documents. You represented to us that you have provided us with all facts and circumstances that you know or have reason to know are pertinent to this opinion letter. If any of these facts, assumptions or representations is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinions.

Our advice in this opinion letter is limited to the conclusions specifically set forth herein under the heading Opinions. KPMG expresses no opinion with respect to any other federal, state, local, or foreign tax or legal aspect of the transactions described herein. No inference should be drawn on any matter not specifically opined on above. In addition, this opinion letter may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code of 1986 (to the extent that tax affects the tax consequences of the merger); persons whose shares of Peoples stock are treated as "section 306 stock" under Section 306 of the Internal Revenue Code; persons who acquired Peoples common stock with employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment; persons who do not hold their shares as capital assets; or persons who hold their shares as part of

                                      D-14
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                                                               November 18, 2003
                                                                         Page 15

a "straddle" or "conversion transaction." No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder.

In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the Florida Statues, the Code of Georgia, the regulations thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter. These authorities are subject to change or modification retroactively and/or prospectively and any such changes could affect the validity or correctness of our opinion. We will not update our advice for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change or modification. These opinions are not binding on the Internal Revenue Service, any other tax authority, or any court, and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court.

Very truly yours,

KPMG LLP



/s/KPMG LLP
Thomas W. Avent, Jr.
Partner-in-Charge, Southeast M&A Tax Practice













                                      D-15


                             PART II
                              -------

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS
              ----------------------------------------------------

         Item 20. Indemnification of Directors and Officers

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of
Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with
Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

         Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

         In accordance with Article VIII of the Company's Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

         Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

         The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

         The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Item 21. Exhibits and Financial Statement Schedules

         The following Exhibits are filed as part of this Registration
Statement:

Exhibit No.                Description
----------                 -----------

       2       Agreement  and Plan of Merger is attached as Appendix  "A" to the
               Proxy   Statement/Prospectus   included   in  this   Registration
               Statement.

       4.1 Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

       4.2 Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 4.2 of Synovus Financial Corp.'s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 6, 2003 (File No. 333-102370).

       4.3 Form of Rights Agreement incorporated by reference to Exhibit 4.1 of Synovus Financial Corp.'s Registration Statement on Form 8-A dated April 28, 1999 filed with the Securities and Exchange Commission on April 28, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

       5 Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the

               Synovus  Common Stock being issued in the Merger.


       8 Tax opinion of KPMG LLP regarding the tax consequences of the Merger to shareholders of Peoples Common Stock is attached as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

       23.1 The consent of KPMG LLP re: Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

       23.2 The consent of KPMG LLP regarding its tax opinion filed as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement is contained in its opinion filed as
               Exhibit 8 to the Registration Statement.

       23.3 The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

       23.4 The consent of Hovde Financial LLC regarding its opinion as to the fairness of the exchange ratio to be received by Peoples shareholders filed as Appendix "C" to the Proxy Statement/Prospectus included in the Registration Statement.

       24 Powers of Attorney contained on the signature pages of the Registration Statement.

       99.1    Form of Proxy

       99.2 Opinion of Hovde Financial LLC as to the fairness of the exchange ratio to be received by Peoples shareholders is attached as Appendix "C" to the Proxy Statement/Prospectus included in the Registration Statement.

         The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

         Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


acq\Peoples\PartII.doc

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 18th day of November, 2003.


                                 SYNOVUS FINANCIAL CORP.
                                 (Registrant)

                                 By: /s/James H. Blanchard
                                    --------------------------------
                                    James H. Blanchard,
                                    Principal Executive Officer

                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Richard E. Anthony, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/James H. Blanchard                                 Date: November 18, 2003
--------------------------------------
James H. Blanchard,
Principal Executive Officer and Director


/s/James D. Yancey                                    Date: November 18, 2003
----------------------------------------
James D. Yancey,
Chairman of the Board


/s/Richard E. Anthony                                 Date: November 18, 2003
----------------------------------------
Richard E. Anthony,
President and Director

/s/Thomas J. Prescott                                 Date: November 18, 2003
----------------------------------------
Thomas J. Prescott,
Executive Vice President,
Principal Accounting and Financial Officer


/s/Daniel P. Amos                                     Date: November 18, 2003
----------------------------------------
Daniel P. Amos,
Director


                                                      Date: ________, 2003
----------------------------------------
Joe E. Beverly,
Director


/s/Richard Y. Bradley                                 Date: November 18, 2003
----------------------------------------
Richard Y. Bradley,
Director


                                                      Date: ________, 2003
-----------------------------------------
C. Edward Floyd,
Director


                                                      Date: ________, 2003
----------------------------------------
Elizabeth W. Camp,
Director


/s/Gardiner W. Garrard, Jr.                           Date: November 18, 2003
----------------------------------------
Gardiner W. Garrard, Jr.,
Director


                                                      Date: ________, 2003
----------------------------------------
V. Nathaniel Hansford,
Director


/s/John P. Illges, III                                Date: November 18, 2003
----------------------------------------
John P. Illges, III,
Director


                                                      Date: ________, 2003
----------------------------------------
Alfred W. Jones III,
Director

/s/Elizabeth C. Ogie                                  Date: November 18, 2003
----------------------------------------
Mason H. Lampton,
Director


/s/H. Lynn Page                                       Date: November 18, 2003
----------------------------------------
Elizabeth C. Ogie,
Director


                                                      Date: ________, 2003
----------------------------------------
H. Lynn Page,
Director


                                                      Date: ________, 2003
----------------------------------------
J. Neal Purcell,
Director


                                                      Date: ________, 2003
----------------------------------------
Melvin T. Stith,
Director


/s/William B. Turner, Jr.                             Date: November 18, 2003
----------------------------------------
William B. Turner, Jr.,
Director